Exhibit 4.21

REVOLVING CREDIT FACILITY AGREEMENT

amongst

ABSA BANK LIMITED

GOLD FIELDS OPERATIONS LIMITED

GFI JOINT VENTURE HOLDINGS PROPRIETARY LIMITED

and

THE ORIGINAL GUARANTORS LISTED IN SCHEDULE 1

TABLE OF CONTENTS

1.	PARTIES	1

2.	DEFINITIONS AND INTERPRETATION	1

3.	INTRODUCTION	33

4.	THE FACILITY	33

5.	CONDITIONS OF UTILISATION	34

6.	UTILISATION OF FACILITY	36

7.	INTEREST	37

8.	INTEREST PERIODS	42

9.	REPAYMENTS	44

10.	PREPAYMENTS	44

11.	FEES	48

12.	TAX GROSS UP AND INDEMNITIES	48

13.	INCREASED COSTS	54

14.	COSTS AND EXPENSES	57

15.	GUARANTEE AND INDEMNITY	58

16.	WARRANTIES AND REPRESENTATIONS	62

17.	INFORMATION UNDERTAKINGS	70

18.	FINANCIAL COVENANTS	76

19.	GENERAL UNDERTAKINGS	79

20.	EVENTS OF DEFAULT	85

21.	CHANGE OF PARTY	91

22.	CHANGES TO THE OBLIGORS	95

23.	PAYMENT MECHANICS	97

24.	CONFIDENTIAL INFORMATION	98

25.	SET-OFF	103

26.	NOTICES AND DOMICILIA	103

27.	GENERAL	106

REVOLVING CREDIT FACILITY AGREEMENT

1.	PARTIES

1.1	The Parties to this Agreement are:

1.1.1	ABSA BANK LIMITED (acting through its Corporate and Investment Banking division) (as Original Lender);

1.1.2	GOLD FIELDS OPERATIONS LIMITED (as Original Borrower);

1.1.3	GFI JOINT VENTURE HOLDINGS PROPRIETARY LIMITED (as Original Borrower); and

1.1.4	THE ORIGINAL GUARANTORS LISTED IN SCHEDULE 1 (as Original Guarantors).

1.2	The Parties agree as set out below.

2.	DEFINITIONS AND INTERPRETATION

2.1

In this Agreement and in the other Finance Documents, unless the context dictates otherwise or unless otherwise defined in a Finance Document, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

2.1.1	“ABSA” means ABSA Bank Limited (Registration No. 1986/004794/06), a public company and registered bank duly incorporated according to the company and banking laws of South Africa;

2.1.2	“Accession Undertaking” means:

2.1.2.1

in relation to any Additional Borrower, an undertaking substantially in the form set out in Schedule 4 delivered or to be delivered to the Facility Agent and by which an Additional Borrower will become a Party to this Agreement; and

2.1.2.2

in relation to any Additional Guarantor, an undertaking substantially in the form set out in Schedule 4 delivered or to be delivered to the Facility Agent and by which an Additional Guarantor will become a Party to this Agreement;

Page 1.

2.1.3	“Additional Borrower” means a company which becomes an Additional Borrower in accordance with clause 22.2;

2.1.4	“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with clause 22.4;

2.1.5	“Agreement” means this Revolving Credit Facility Agreement and its Schedules;

2.1.6	“Applicable Anti-Corruption Law” means:

2.1.6.1	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 (the “OECD Convention”);

2.1.6.2

the US Foreign Corrupt Practices Act of 1977 (as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time) or the rules and regulations thereunder (the “FCPA”);

2.1.6.3	the Bribery Act 2010;

2.1.6.4	the following South African laws:

2.1.6.4.1	the South African Prevention and Combating of Corrupt Activities Act, 2004;

2.1.6.4.2	the South African Prevention of Organised Crime Act, 1998; and

2.1.6.4.3	the South African Protection of Constitutional Democracy Against Terrorist Related Activities Act, 2004; and

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2.1.6.5

any other applicable law in any applicable jurisdiction (including any (i) statute, ordinance, rule or regulation; (ii) order of any court, tribunal or any other judicial body; and (iii) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

2.1.6.5.1	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

2.1.6.5.2	is broadly equivalent to the FCPA and/or the Bribery Act 2010 or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption;

2.1.7	“Arranger” means ABSA;

2.1.8	“Associate” has the meaning given to such term in clause 18.1.1.1 of this Agreement;

2.1.9	“Auditors” means, at any time, the auditors of the Parent at that time, being as at the Signature Date, PricewaterhouseCoopers, and any replacement for those auditors appointed by the Parent;

2.1.10	“Availability Period” means the period commencing on the CP Satisfaction Date and ending on the date which is 1 (one) Month prior to the Final Maturity Date;

2.1.11	“Available Commitment” means a Lender’s Commitment minus:

2.1.11.1	the amount of its participation in any outstanding Loans; and

2.1.11.2

in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date;

2.1.12	“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment;

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2.1.13	“Base Rate” means, subject to clause 8.1.3, JIBAR or where it is not possible to determine JIBAR on any Reset Date, the ZAR-JIBAR-Reference Banks Rate;

2.1.14	“Basel III” has the meaning set out in clause 13.1.2;

2.1.15

“Borrowers” means the Original Borrowers and each Additional Borrower, unless it has ceased to be a Borrower in accordance with clause 22.3 and a reference to “Borrower” shall be any one of them as the context requires;

2.1.16	“Break Costs” means the amount (if any) by which:

2.1.16.1

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period; exceeds:

2.1.16.2

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Johannesburg interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

2.1.17

“Business Day” means any day (other than a Saturday, Sunday or an official public holiday in South Africa within the meaning of the Public Holidays Act, 1994) on which banks generally are open for business in Johannesburg;

2.1.18	“Cerro Corona Operation” means the gold and copper mine in Peru owned and operated by the Cerro Corona Subsidiary;

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2.1.19	“Cerro Corona Subsidiary” means Gold Fields La Cima S.A.;

2.1.20	“Commitment” means:

2.1.20.1	in relation to the Original Lender, R500 000 000 (Five Hundred Million Rand); and

2.1.20.2

in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, in each case, (a) to the extent not cancelled, reduced or transferred by it under this Agreement, and (b) exclusive of any accrued and unpaid or capitalised interest;

2.1.21	“Companies Act” means the Companies Act, 71 of 2008;

2.1.22	“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6;

2.1.23

“Confidential Information” means all information relating to any Obligor, the Group or the Finance Documents of which a Finance Party becomes aware in its capacity as a Finance Party or which is received by a Finance Party in relation to the Finance Documents from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

2.1.23.1	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 24; or

2.1.23.2	is identified in writing at the time of delivery as non-confidential by the Parent; or

2.1.23.3

is known by that Finance Party before the date the information is disclosed to it as contemplated above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

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2.1.24

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Markets Association or in any other form agreed between the Parent and the Facility Agent;

2.1.25	“Consolidated EBITDA” has the meaning set out in 18.1;

2.1.26

“Consolidated Tangible Net Worth” at any time, the “Total equity”, as reported in the “Statement of financial position” in the last set of annual consolidated financial statements of the Parent delivered to the Facility Agent pursuant to this Agreement;

2.1.27

“Constitutional Documents” means, in respect of any person at any time, the then current and up-to-date constitutional documents of such person at such time (including, without limitation, such person’s memorandum of incorporation, certificate of incorporation, articles of incorporation or commercial registration certificate);

2.1.28	“CP Satisfaction Date” means the date upon which the conditions set out in clause 5.1 have been fulfilled or, where capable of waiver, waived, as the case may be;

2.1.29

“Default” means an Event of Default or any event or circumstances specified in clause 20 which would (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default;

2.1.30

“Encumbrance” means any mortgage, pledge, lien, assignment or cession conferring security, hypothecation, a security interest,preferential right or trust arrangement or other encumbrance of the like securing any obligation of any person;

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2.1.31	“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law;

2.1.32

“Environmental Law” means any law applicable to the business conducted by a Material Group Company at the relevant time in any jurisdiction in which that Material Group Company conducts business which relates to the pollution, degradation or protection of the environment or harm to or the protection of human health or the health of animals or plants;

2.1.33

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Material Group Company conducted on or from the properties owned or used by that Material Group Company;

2.1.34	“Event of Default” means any event or circumstance specified as such in clause 20;

2.1.35	“Facility” means the revolving credit facility made available to the Borrowers under this Agreement as described in clause 4;

2.1.36	“Facility Agent” means ABSA;

2.1.37	“Fee Letter” means any letter or letters between the Arranger and the Original Borrowers or the Facility Agent and the Original Borrowers setting out any of the fees referred to in clause 11;

2.1.38	“Final Maturity Date” means the 3rd anniversary of the CP Satisfaction Date;

2.1.39	“Finance Documents” means:

2.1.39.1	this Agreement;

2.1.39.2	any Fee Letter;

2.1.39.3	any Utilisation Request;

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2.1.39.4	any Accession Undertaking;

2.1.39.5	any other agreement or document at any time designated a Finance Document by written agreement between the Facility Agent and the Borrowers; and

2.1.39.6	any amendment agreement to any of the Finance Documents referred to in clauses 2.1.39.1 to 2.1.39.5 above;

and “Finance Document” means, as the context requires, any of them;

2.1.40	“Finance Party” means:

2.1.40.1	each Lender;

2.1.40.2	the Arranger; and

2.1.40.3	the Facility Agent; and “Finance Parties” means, as the context requires, all of them;

2.1.41	“Financial Close Documents” means all of the documents and other evidence listed in Schedule 2;

2.1.42	“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

2.1.42.1	moneys borrowed;

2.1.42.2	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

2.1.42.3	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

2.1.42.4	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

Page 8.

2.1.42.5	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

2.1.42.6	the amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either:

2.1.42.6.1	used primarily as a method of raising credit; or

2.1.42.6.2	not made in the ordinary course of business;

2.1.42.7	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

2.1.42.8	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

2.1.42.9

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

2.1.42.10	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

2.1.42.11	any amount raised by the issue of redeemable shares to the extent such shares are redeemable prior to the Final Maturity Date; and

2.1.42.12	the amount of any liability in respect of any guarantee or indemnity for any of its items referred to in clauses 2.1.42.1 to 2.1.42.11 above;

2.1.43	“Financial Year” means at any time, the financial year of the Group ending on 31 December in each calendar year;

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2.1.44	“GAAP” the generally accepted accounting principles set out in IFRS;

2.1.45	“GFIJVH” means GFI Joint Venture Holdings Proprietary Limited (Registration No. 1998/023354/07), a private company duly incorporated according to the company laws of South Africa;

2.1.46	“GF Ghana” means Gold Fields Ghana Holdings (BVI) Limited (Registration No. 651405), a limited liability company duly incorporated according to the company laws of the British Virgin Islands;

2.1.47	“GF Holdings” means Gold Fields Holdings Company Limited (Registration No. 651406), a limited liability company duly incorporated according to the company laws of the British Virgin Islands;

2.1.48	“GFO” means Gold Fields Operations Limited (Registration No. 1959/003209/06), a public company duly incorporated according to the company laws of South Africa;

2.1.49	“GF Orogen” means Gold Fields Orogen Holding (BVI) Limited (Registration No. 184982), a limited liability company duly incorporated according to the company laws of the British Virgin Islands;

2.1.50	“Ghanaian Companies” means Gold Fields Ghana Limited and Abosso Goldfields Limited and “Ghanaian Company” means either of them as required by the context;

2.1.51	“Group” means the Parent, the Borrowers, the Guarantors and their Subsidiaries from time to time;

2.1.52	“Group Company” means any member of the Group and “Group Companies” means, as the context requires, all of them;

2.1.53

“Guarantors” means the Original Guarantors and each Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 22.6, and a reference to “Guarantor” shall be to any one of them as the context requires;

Page 10.

2.1.54	“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

2.1.55	“Income Tax Act” has the meaning given to it in clause 12;

2.1.56	“Increased Costs” has the meaning given to it in clause 13.1.2;

2.1.57	“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of 2.1.42.9 and 2.1.42.10 of the definition of “Financial Indebtedness”;

2.1.58	“Information” has the meaning given to such term in clause 16.11.1;

2.1.59	“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 8 and, in relation to an Unpaid Sum, each period determined in accordance with clause 7.4;

2.1.60

“JIBAR” means, in relation to any Interest Period, the rate for the period which most closely approximates such Interest Period which appears on the Reuters Screen SAFEY Page as at 11h00 Johannesburg time on the first day of such Interest Period;

2.1.61	“JSE Listings Requirements” means the listings requirements for public listed companies published by JSE Limited in accordance with the provisions of the Financial Markets Act, 2012;

2.1.62	“Legal Opinion” means any legal opinion delivered to the Facility Agent under clause 5.1;

2.1.63	“Legal Reservations” means:

2.1.63.1

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

2.1.63.2	the Prescription Act, 1969;

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2.1.63.3	similar principles, rights and defences under the laws of any jurisdiction in which an Obligor is incorporated; and

2.1.63.4	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions;

2.1.64	“Lender” means:

2.1.64.1	the Original Lender; and

2.1.64.2	any bank or financial institution which has become a Party in accordance with clause 21,

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement;

2.1.65	“Loan” means a loan made or to be made under the Facility or (as the context may require) the principal amount outstanding for the time being of that loan;

2.1.66	“Majority Lenders” means:

2.1.66.1

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

2.1.66.2	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding;

2.1.67	“Margin” means 2.20% (which includes, subject to clause 13, all statutory, liquid and reserve costs, the Lenders’ credit margin and all other regulatory costs);

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2.1.68

“Market Capitalisation” means the product obtained as a result of multiplying (A) by (B), where (A) is the average closing price for the issued shares of the Parent on the Johannesburg Stock Exchange during the 30 day period prior to the date the relevant Obligor or Material Group Company has entered into a legally binding commitment to make the relevant acquisition or investment or the relevant sale, lease, transfer or other disposal (as applicable) and (B) is the total number of shares (including, without double counting those represented by American depository receipts) issued by the Parent;

2.1.69	“Material Adverse Effect” means a material adverse effect on:

2.1.69.1	the business or financial condition of the Group taken as a whole;

2.1.69.2	the ability of an Obligor to perform its payment obligations or financial covenant obligations under any Finance Document to which it is a party; or

2.1.69.3	the validity or enforceability of the Finance Documents or any of them;

2.1.70	“Material Group Companies” means:

2.1.70.1	each Obligor; and

2.1.70.2	any Group Company from time to time that is not a Non-Material Group Company,

and “Material Group Company” means, as the context requires, any one of them;

2.1.71	“Month” means a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day but one in the next calendar month, except that:

2.1.71.1

subject to clause 2.1.71.3, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

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2.1.71.2	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

2.1.71.3	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end;

provided that clauses 2.1.71.1, 2.1.71.2 and 2.1.71.3 will only apply to the last Month of any period;

2.1.72	“Newshelf” means Newshelf 899 Proprietary Limited (Registration No. 2007/019941/07), a private company duly incorporated according to the company laws of South Africa;

2.1.73

“Non-Material Group Company” means, at any time, a member of the Group (other than an Obligor) which had EBITDA (determined on the same basis as Consolidated EBITDA) or gross assets in its most recently ended Financial Year (on a consolidated basis taking into account it and its Subsidiaries only) less than or equal to 10% of Consolidated EBITDA (but including, for these purposes only, the net income of any Project Finance Subsidiaries) or gross assets of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to clause 17.1). Compliance with the aforementioned condition shall be determined by reference to the latest audited financial statements of such member of the Group (consolidated in the case of a member of the Group which itself has Subsidiaries), provided that:

2.1.73.1

if in the case of any member of the Group, which itself has Subsidiaries, no consolidated financial statements are prepared and audited, its consolidated EBITDA and gross assets shall be determined on the basis of pro forma consolidated financial statements of the relevant member of the Group and its Subsidiaries, prepared for this purpose by the Parent;

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2.1.73.2

if any intra-Group transfer or re-organisation takes place, the audited financial statements of the Group Company and all relevant members of the Group shall be adjusted by the Parent in order to take into account such intra-Group transfer or re-organisation; and

2.1.73.3

the audited financial statements of the Group and any relevant member of the Group shall be adjusted in such a manner as the Auditors think fair and appropriate to take account of the acquisition or disposal of any member of the Group or any business of any member of the Group, after the date or at which the audited financial statements of the Group are made up.

Should there be any dispute regarding whether any member of the Group is or is not a Non-Material Group Company such dispute shall be referred, at the request of the Facility Agent, to the Auditors and a report by the Auditors that a member of the Group is or is not a Non-Material Group Company shall, in the absence of manifest error, be conclusive and binding on all Parties. The costs of obtaining the report by the Auditors will be borne by the unsuccessful party to the dispute;

2.1.74	“Obligor” means:

2.1.74.1	a Borrower; or

2.1.74.2	a Guarantor;

and “Obligors” means, as the context requires, any combination of them;

2.1.75	“Original Borrowers” means:

2.1.75.1	GFIJVH; and

2.1.75.2	GFO;

and “Original Borrower” means, as the context requires, any of them;

2.1.76	“Original Financial Statements” means the audited consolidated annual financial statements of the Parent for the Financial Year ended 31 December 2019;

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2.1.77	“Original Guarantors” means the parties listed in Schedule 1;

2.1.78	“Original Lender” means ABSA;

2.1.79	“Parent” means Gold Fields Limited (Registration No. 1968/004880/06), a public company duly incorporated according to the company laws of South Africa;

2.1.80	“Parties” means:

2.1.80.1	the Lenders;

2.1.80.2	the Borrowers;

2.1.80.3	the Guarantors

2.1.80.4	the Arranger; and

2.1.80.5	the Facility Agent,

and “Party” means, as the context requires, any one of them;

2.1.81	“Permitted Disposal” means any sale, lease, transfer or other disposal:

2.1.81.1	by an Obligor or any member of the Group of obsolete or redundant assets which are no longer required for the efficient operation of the business of such Obligor or such member of the Group;

2.1.81.2

by an Obligor or any member of the Group in the ordinary course of its day-to-day business if that sale, lease, transfer or other disposal is not otherwise restricted by a term of any Finance Document;

2.1.81.3	by an Obligor to another Obligor;

2.1.81.4	by an Obligor to a member of the Group that is not an Obligor if such sale, lease, transfer or other disposal is concluded at arm’s length;

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2.1.81.5	by a member of the Group that is not an Obligor to another member of the Group;

2.1.81.6	for which the Facility Agent has given its prior written consent (acting on the instructions of the Majority Lenders); or

2.1.81.7

by any member of the Group to any other person where the higher of the market value or consideration receivable when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by any Material Group Company (other than a sale, lease, transfer or other disposal referred to in the preceding clauses) does not exceed (at the time of the relevant disposal) 20% of Market Capitalisation in any Financial Year and does not exceed (at the time of the relevant disposal), in aggregate during the period from the Signature Date to the Final Maturity Date, 30% of Market Capitalisation;

2.1.82	“Permitted Encumbrance” means:

2.1.82.1

any Encumbrance created prior to the Signature Date which (i) is disclosed in the Original Financial Statements, and (ii) in all circumstances secures only indebtedness outstanding or a facility available at the Signature Date if the principal amount or original facility thereby secured is not increased after the Signature Date;

2.1.82.2

any title transfer or retention arrangement entered into by any member of the Group in the normal course of its trading activities and on terms no worse for that member of the Group than the standard terms of the relevant supplier;

2.1.82.3

any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements in relation to gold, silver, copper and other commodity prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of business), for the purpose of netting debit and credit balances;

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2.1.82.4	any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payments or otherwise), of any member of the Group;

2.1.82.5	any Encumbrance over or affecting (or transaction described in 19.3.2 of 19.3 (“Quasi-Encumbrance”)) any asset acquired by a member of the Group after the Signature Date if:

2.1.82.5.1	the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that asset by a member of the Group;

2.1.82.5.2	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

2.1.82.5.3

the Encumbrance or Quasi-Encumbrance is (other than an Encumbrance or Quasi-Encumbrance otherwise permitted pursuant to 2.1.82.2, 2.1.82.3 or 2.1.82.4 above or, 2.1.82.6, 2.1.82.7, 2.1.82.9, or 2.1.82.10 below) removed or discharged within 6 (six) Months of the date of acquisition of such asset;

2.1.82.6

any Encumbrance or Quasi-Encumbrance over or affecting any asset of any company which becomes a member of the Group after the Signature Date, where the Encumbrance or Quasi-Encumbrance is created prior to the date on which that company becomes a member of the Group, if:

2.1.82.6.1	the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that company;

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2.1.82.6.2	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

2.1.82.6.3

the Encumbrance or Quasi-Encumbrance is (other than an Encumbrance or Quasi-Encumbrance otherwise permitted pursuant to 2.1.82.2, 2.1.82.3, 2.1.82.4 or 2.1.82.5 above or 2.1.82.7, 2.1.82.9, or 2.1.82.10 below) removed or discharged within 6 (six) Months of that company becoming a member of the Group;

2.1.82.7	any Encumbrance or Quasi-Encumbrance granted in respect of Project Finance Borrowings over assets of, or the shares in, a Project Finance Subsidiary (other than the Cerro Corona Subsidiary);

2.1.82.8

any Encumbrance or Quasi-Encumbrance resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;

2.1.82.9

in respect of Encumbrances or Quasi-Encumbrances over or affecting any asset of any Material Group Company (other than the Cerro Corona Subsidiary), any Encumbrance or Quasi- Encumbrance securing Financial Indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of any Encumbrance or Quasi-Encumbrance other than any permitted under 2.1.82.1 to 2.1.82.8 above and 2.1.82.10 and 2.1.82.11 below), does not at any time exceed 12% of Consolidated Tangible Net Worth (or its equivalent in another currency) (but adjusted to include the net value of new assets acquired since the last date of the latest set of consolidated annual financial statements of the Group);

2.1.82.10	any other Encumbrance or Quasi-Encumbrance as agreed by the Facility Agent (acting on the instructions of the Majority Lenders) in writing; or

Page 19.

2.1.82.11

any Encumbrance or Quasi-Encumbrance granted in respect of Financial Indebtedness incurred in connection with the Cerro Corona Operation over the business or assets of the Cerro Corona Subsidiary or over the Ownership Interests in the Cerro Corona Subsidiary provided that the amount of Financial Indebtedness secured by all such Encumbrances or Quasi-Encumbrances permitted by this 2.1.82.11 does not at any time in aggregate exceed US$200,000,000 (or its equivalent). In this 2.1.82.11, “Ownership Interests” means (i) the shares issued by the Cerro Corona Subsidiary, (ii) any shareholder loans made to the Cerro Corona Subsidiary (iii) to the extent required by Peruvian law, the shares in the Holding Company which directly owns the shares issued by the Cerro Corona Subsidiary provided that such Holding Company’s sole assets are shares issued by, and any loans made by it to, the Cerro Corona Subsidiary and its sister company, Minera Gold Fields S.A.;

2.1.83	“Permitted Financial Indebtedness” means any Financial Indebtedness:

2.1.83.1	arising under the Finance Documents;

2.1.83.2	rising under any environmental bond which any member of the Group is required to issue by any applicable law;

2.1.83.3	arising in connection with the Cerro Corona Operation provided that, the aggregate amount of all such Financial Indebtedness does not at any time exceed US$200,000,000 (or its equivalent);

2.1.83.4	arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes;

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2.1.83.5

of the Group existing and available on the Signature Date (or, of any person that becomes a member of the Group from time to time, provided that, such Financial Indebtedness existed at the time such person became a member of the Group and was not created in anticipation thereof);

2.1.83.6	between Group Companies to the extent incurred for the purposes of financing general corporate and working capital requirements;

2.1.83.7	incurred by Gruyere Holdings Pty Ltd to the extent that the aggregate amount of all such Financial Indebtedness does not at any time exceed A$600,000,000;

2.1.83.8	in respect of any lease or hire purchase contract entered into at any time which:

2.1.83.8.1	would, in accordance with GAAP immediately after the adoption of IFRS 16, be treated as a balance sheet liability; and

2.1.83.8.2	would not, in accordance with GAAP in force immediately before the adoption of IFRS 16, have been treated as a balance sheet liability;

2.1.83.9

incurred pursuant to any counter-indemnity obligation in respect of any guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in favour of Tshiamiso Trust to the extent that the aggregate amount of all such Financial Indebtedness does not at any time exceed R357,500,000; or

2.1.83.10

not falling within the preceding clauses provided that the aggregate amount of all Financial Indebtedness (excluding, for the avoidance of doubt, any Financial Indebtedness incurred by a Guarantor or a Project Finance Subsidiary permitted under this 2.1.83.10) does not at any time exceed three hundred million dollars (US$300,000,000) (or its equivalent);

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2.1.84	“Permitted Guarantee” means:

2.1.84.1	any guarantee of any Financial Indebtedness of any member of the Group;

2.1.84.2	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to 2.1.82.3 of the definition of “Permitted Encumbrance”;

2.1.84.3	any guarantees or indemnities outstanding on the Signature Date;

2.1.84.4	any guarantee constituting Financial Indebtedness which is not prohibited by 19.11; or

2.1.84.5

any guarantees not falling within the preceding clauses so long as the aggregate amount of such guarantees outstanding at any time when aggregated with the amount of any loans permitted pursuant to 2.1.85.6 of “Permitted Loan” does not exceed US$300,000,000 (or its equivalent) at any time;

2.1.85	“Permitted Loan” means:

2.1.85.1	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

2.1.85.2	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under 2.1.83.4 of that definition);

2.1.85.3	a loan made by an Obligor to another Obligor or made by a Material Group Company which is not an Obligor to another Material Group Company;

2.1.85.4	any loan between Group Companies to the extent made for the purposes of financing general corporate and working capital requirements;

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2.1.85.5	any loan made by an Obligor or Material Group Company which is outstanding on the Signature Date; or

2.1.85.6

any loan not falling within the preceding clauses so long as the aggregate amount of the Financial Indebtedness under any such loans when aggregated with the amount of any guarantees permitted pursuant to 2.1.84.5 of “Permitted Guarantee” does not exceed US$300,000,000 (or its equivalent) at any time;

2.1.86	“Permitted Transferees” means, subject to clause 21.2.3, any person listed in Schedule 7;

2.1.87	“Project Finance Borrowings” means:

2.1.87.1

any indebtedness to finance (or refinance) a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of assets which is incurred by a Project Finance Subsidiary in connection with such project and in respect of which the recourse of the person(s) making any such finance (or re-finance) available to that Project Finance Subsidiary for the payment, repayment and prepayment of such indebtedness is limited to (i) the Project Finance Subsidiary and its assets and/or the shares in that Project Finance Subsidiary and/or (ii) during the period prior to successful completion of the relevant completion tests applicable to such project guarantees from any one or more members of the Group;

2.1.87.2

any indebtedness the terms and conditions of which have been approved by the Facility Agent and which the Facility Agent has agreed in writing (acting on the instructions of the Majority Lenders) to treat as a “Project Finance Borrowing” for the purposes of this Agreement;

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2.1.88

“Project Finance Subsidiary” means a single purpose company or other entity (excluding the Obligors) whose sole business is a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of an asset which has incurred Project Finance Borrowings;

2.1.89	“Qualifying Lender” has the meaning given to it in clause 12;

2.1.90	“Rand” and “R” means South African Rand, the lawful currency of South Africa;

2.1.91	“Reference Banks” means Nedbank Limited, FirstRand Bank Limited, Standard Bank of South Africa Limited and ABSA Bank Limited;

2.1.92	“Repeating Representations” means each of the representations set out in 16.1 to 16.24 inclusive, other than 16.3, 16.6, 16.7, 16.8, 16.11.1, 16.11.2, 16.14, 16.18, 16.21 and 16.24.2;

2.1.93

“Reset Date” means the first day of each Interest Period, being the date in each case upon which the relevant Base Rate is to be determined for such Interest Period, provided the first Reset Date shall be the first Utilisation Date;

2.1.94	“Resignation Letter” means a letter substantially in the form of the letter set out in Schedule 5;

2.1.95	“Rollover Loans” means one or more Loans:

2.1.95.1	made or to be made on the same day that a maturing Loan is due to be repaid;

2.1.95.2	the aggregate amount of which is equal to or less than the maturing Loan; and

2.1.95.3	made or to be made for the purpose of refinancing a maturing Loan;

2.1.96	“SAFEX Overnight Deposit Rate” means:

2.1.96.1

on the relevant Reset Date, the overnight deposit rate designated as (“SFXROD”) which appears on the Reuters SAFEX Money Market Screen as of 11h00 Johannesburg time on that date, rounded to the third decimal point; or

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2.1.96.2

where the SAFEX Overnight Deposit Rate cannot be determined on account of the relevant rate not appearing on the Reuters SAFEX Money Market Screen, an equivalent rate determined by the Facility Agent, acting in a commercially reasonable manner;

2.1.97

“Sanctions” means any economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the government of the Republic of South Africa or any other relevant sanctions authority which replaces, or is a successor to, any of the foregoing;

2.1.98	“Sanctioned Country” means a country, territory or region that is the target of Sanctions;

2.1.99	“Signature Date” means the date of the signature of this Agreement by the Party signing last in time, provided that all the Parties have signed this Agreement;

2.1.100	“South Africa” means the Republic of South Africa as constituted from time to time;

2.1.101

“Subsidiary” means a “subsidiary” as defined in the Companies Act and shall include any person who would, but for not being a “company” under the Companies Act, qualify as a “subsidiary” as defined in the Companies Act;

2.1.102

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or delay in paying any of the same);

Page 25.

2.1.103	“Tax Credit” has the meaning given to it in clause 12.1;

2.1.104	“Tax Declaration” has the meaning given to it in clause 12.1;

2.1.105	“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document;

2.1.106	“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 or a payment under clause 12.3;

2.1.107	“Total Commitments” means the aggregate of all the Lenders’ Commitments at any time;

2.1.108	“Treaty Lender” has the meaning given to it in clause 12.1;

2.1.109	“Treaty State” has the meaning given to it in clause 12.1;

2.1.110	“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

2.1.111	“Utilisation” means a utilisation of the Facility;

2.1.112	“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made;

2.1.113	“Utilisation Request” means a notice substantially in the form set out in Schedule 3;

2.1.114	“VAT” means value added tax leviable in terms of the Value Added Tax Act, 1991; and

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2.1.115

“ZAR-JIBAR-Reference Banks Rate” means the mid-market rate between deposits and loans in Rand for an Interest Period quoted by the Reference Banks at approximately 11am Johannesburg time on the relevant Reset Date. The Facility Agent will request the principal Johannesburg office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided, the rate for that Reset Date will be the arithmetic means of the quotations. If fewer than two quotations are provided, the rate for that Reset Date will be determined by the Facility Agent in accordance with clauses 7.7 and 7.8.

2.2	Interpretation and Construction

2.2.1

A document in an “agreed form” is a document which has been initialled as such on or before the relevant date for the purposes of identification by or on behalf of the Borrower and the Facility Agent or, if not so initialled, is in form and substance reasonably satisfactory to the Facility Agent.

2.2.2	Any reference in any Finance Document to:

2.2.2.1	an “affected person” shall have the meaning ascribed thereto in section 128 of the Companies Act;

2.2.2.2	an “affiliate” means, in relation to any person, a Subsidiary of that person or a holding company of that person or any other Subsidiary of that holding company;

2.2.2.3	an “amendment” includes a supplement, novation or re-enactment and “amended” is to be construed accordingly;

2.2.2.4

“arm’s length” means terms that are fair and reasonable to the counterparty of a transaction and no more or less favourable to the other party to the relevant transaction as could reasonably be expected to be obtained in a comparable arm’s length transaction with a person that is not the ultimate holding company of such counterparty or an entity of which such counterparty or its ultimate holding company has direct or indirect control, or owns directly or indirectly more than 20% of the share capital or similar rights of ownership;

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2.2.2.5	“assets” includes properties, revenues and rights of every description;

2.2.2.6	“audited” means, in respect of any financial statement those financial statements as audited by the Auditors;

2.2.2.7

“authorisations” mean any authorisation, consent, registration, filing, agreement, notarisation, certificate, licence, approval, resolution, permit and/or authority or any exemption from any of the aforesaid, by, with or from any authority (including, without limitation, any approvals required from the South African Reserve Bank in relation to any Finance Document or any transaction contemplated under any Finance Document);

2.2.2.8

“authority” means any government or governmental, administrative, fiscal or judicial authority, body, court, department, commission, tribunal, registry or any stated owned or controlled authority which principally performs governmental functions;

2.2.2.9	“business rescue” shall have the meaning ascribed thereto in section 128 of the Companies Act;

2.2.2.10	a “calendar month” shall be construed as a named month, i.e. January, February, March, April, May, June, July, August, September, October, November and December;

2.2.2.11	a “clause” shall, subject to any contrary indication, be construed as a reference to a clause hereof;

2.2.2.12	a Default is “continuing” if it has not been remedied (where such default is capable of remedy) or waived;

2.2.2.13	a “holding company” shall be construed in accordance with the Companies Act;

2.2.2.14

the words “including” and “in particular” are used by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any of the preceding words;

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2.2.2.15

“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety or as guarantor) for the payment or repayment of money, whether present or future, actual or contingent;

2.2.2.16

“law” shall be construed as any law (including statutory, common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, other legislative measure, directive, requirement, request or guideline (whether or not having the force of law but, if not having the force of law, is generally complied with by the persons to whom it is addressed or applied) of any government, supranational, local government, statutory or regulatory or self-regulatory or similar body or authority or court and the common law, as amended, replaced, re-enacted, restated or reinterpreted from time to time;

2.2.2.17	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible;

2.2.2.18

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

2.2.2.19

a “regulation” means any regulation, rule, official directive, request or guideline (whether or not having the force of law but complied with generally) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

2.2.2.20	“repay” (or any derivative form of that word) includes “prepay” (or any derivative form of that word);

Page 29.

2.2.2.21	“security interest” means any mortgage, pledge, lien, charge, assignment, cession, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security;

2.2.2.22	a “Schedule” shall, subject to any contrary indication, be construed as a reference to a schedule hereof or a schedule of a Finance Document;

2.2.3	Unless inconsistent with the context or save where the contrary is expressly indicated in any Finance Document:

2.2.3.1

if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document;

2.2.3.2

when any number of days is prescribed in any Finance Document, same shall be reckoned inclusively of the first and exclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

2.2.3.3

in the event that the day for payment of any amount due in terms of any Finance Document should fall on a day which is not a Business Day, the relevant day for payment shall be the preceding Business Day;

2.2.3.4

in the event that the day for performance of any obligation to be performed in terms of any Finance Document should fall on a day which is not a Business Day, the relevant day for performance shall be the succeeding Business Day;

2.2.3.5	any reference in any Finance Document to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

Page 30.

2.2.3.6

any reference in any Finance Document to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.2.3.7

except as expressly provided for in any Finance Document, no provision of any Finance Document constitutes a stipulation for the benefit of any person who is not a Party to the relevant Finance Document;

2.2.3.8	references to day/s, calendar month/s or year/s shall be construed as Gregorian calendar day/s, calendar month/s or year/s;

2.2.3.9	a reference to a Party includes that Party’s successors-in-title and permitted assigns;

2.2.3.10

where any Party is required to provide any consent or approval or agree to the actions of any other Party, the request for such consent or approval or agreement shall be in writing and such consent or approval or agreement shall be in writing and shall not be unreasonably withheld or delayed having regard to the financial condition of the Borrower and the Group and the ability of the Obligors to perform their financial or other material obligations under the Finance Documents.

2.2.4

The headings to the clauses and schedules of any Finance Document are for reference purposes only and shall in no way govern or affect the interpretation of nor modify nor amplify the terms of any Finance Document nor any clause or schedule thereof.

2.2.5	Unless inconsistent with the context, an expression in any Finance Document which denotes:

2.2.5.1	any one gender includes the other genders;

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2.2.5.2	a natural person includes a juristic person and vice versa; and

2.2.5.3	the singular includes the plural and vice versa.

2.2.6

The Schedules to any Finance Document form an integral part thereof and words and expressions defined in any Finance Document shall bear, unless the context otherwise requires, the same meaning in such Schedules. To the extent that there is any conflict between the Schedules to any Finance Document and the provisions of the relevant Finance Document, the provisions of the relevant Finance Document shall prevail.

2.2.7

Where any term is defined within the context of any particular clause in any Finance Document, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of the relevant Finance Document, notwithstanding that that term has not been defined in any interpretation clause.

2.2.8

The expiration or termination of any Finance Documents shall not affect such of the provisions of the Finance Documents as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.2.9

The Finance Documents shall be binding on and enforceable by the administrators, trustees, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted assigns or liquidators, as the case may be.

2.2.10

The use of any expression in any Finance Document covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to the Finance Documents is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

Page 32.

2.2.11	Where figures are referred to in numerals and in words in any Finance Document, if there is any conflict between the two, the words shall prevail.

3.	INTRODUCTION

3.1	The Borrowers require the Facility for the purpose of funding (i) capital expenditure of the Group, and (ii) general corporate and working capital requirements of the Group.

3.2	The Lenders have agreed to make the Facility available to the Borrowers in accordance with the terms and conditions of this Agreement.

4.	THE FACILITY

4.1	The Facility

The Lenders agree to make available to the Borrowers a revolving credit facility in an aggregate amount equal to the Total Commitments, subject to the terms and conditions of this Agreement.

4.2	Purpose of the Facility

The Borrowers shall utilise the Facility for the purpose of funding (i) capital expenditure of the Group, and (ii) general corporate and working capital requirements of the Group.

4.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.4	Finance Parties’ Rights and Obligations

4.4.1

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

Page 33.

4.4.2

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

4.4.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

4.5	Facility Agent

While ABSA is the only Lender under the Facility, all references to the Facility Agent in this Agreement shall be construed as references to ABSA in its capacity as a Lender.

5.	CONDITIONS OF UTILISATION

5.1	Initial Conditions Precedent

The Lenders shall not be obliged to make any Loan to any Borrower under the Facility unless:

5.1.1

all of the Financial Close Documents have been delivered to the Facility Agent in a form and in substance satisfactory to the Facility Agent. The Facility Agent shall notify the Parent and the Lenders promptly on being so satisfied; or

5.1.2

to the extent that any Financial Close Documents are not in a form and in substance satisfactory to the Facility Agent or have not been delivered, the Facility Agent has, upon written notice to all of the Parties, waived or deferred delivery of those Financial Close Documents which are not in a form and in substance satisfactory to it or which have not been delivered pursuant to clause 5.3;

Page 34.

5.1.3

the Facility Agent being satisfied that no business rescue proceedings have commenced in respect of any Material Group Company, which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

5.2	Further Conditions to Utilisation of Facility

The Lenders shall not be obliged to make any Loan to any Borrower under the Facility unless on the proposed Utilisation Date:

5.2.1

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Rollover Loan, and in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

5.2.2	the Repeating Representations are true, accurate and complete in all material respects.

5.3	Waiver or Deferral of Conditions Precedent

5.3.1	Satisfaction of any of the conditions set out in:

5.3.1.1	clause 5.1 may be waived or deferred by the Facility Agent acting on the instructions of the Majority Lenders;

5.3.1.2	clause 5.2 may be waived or deferred by the Facility Agent acting on the instructions of the Majority Lenders.

5.3.2

Waiver or deferral of delivery of any of the Financial Close Documents either at all or in a form and in substance satisfactory to the Facility Agent or waiver of any of the further conditions set out in clause 5.2 shall not prejudice the right of the Facility Agent to require subsequent fulfilment of such condition in a written notice to this effect delivered at the time of such waiver or deferral and, unless otherwise specified in any written notice waiving fulfilment of the relevant condition, the relevant condition shall be fulfilled by the Obligors within 5 (five) Business Days of the date of the written notice waiving fulfilment of such condition.

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5.4	Termination

If the CP Satisfaction Date has not occurred before the date falling 60 (sixty) days after the Signature Date then the Facility Agent shall be entitled, acting on the instructions of the Majority Lenders to cancel the Facility by written notice to the Borrowers. Such cancellation shall be without prejudice to the Borrowers’ obligation under clause 14 to pay any costs, fees, expenses or taxes then due and payable.

6.	UTILISATION OF FACILITY

6.1

Subject to clause 5, a Borrower may utilise the Facility during the Availability Period by delivering to the Facility Agent a duly completed Utilisation Request not later than 11h00 not less than 3 (three) Business Days prior to the proposed Utilisation Date.

6.2	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

6.2.1	the proposed Utilisation Date is a Business Day within the Availability Period;

6.2.2	the currency of the proposed Loan is Rand;

6.2.3	the amount of the proposed Loan is a minimum amount of R10,000,000 (Ten Million Rand) (or, if less, the Available Facility);

6.2.4	it specifies an Interest Period applicable to the proposed Loan;

6.2.5	it specifies a bank account in South Africa to which the Borrower wishes the proceeds of the Loan to be credited; and

6.2.6	the proposed Loan together with the aggregate of the Loans still outstanding on the proposed Utilisation Date shall not exceed the Available Facility.

6.3	Only one Loan may be requested in each Utilisation Request.

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6.4	Only one Utilisation Request may be outstanding at any point in time, provided that a joint request by GFO and GFIJVH will be deemed to be one Utilisation Request and one Loan.

6.5	A maximum of two Utilisation Requests may be delivered in any calendar month during the Availability Period.

6.6

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 (ten) Loans would be outstanding at any point in time and to this effect, the Lender will consolidate 2 (two) or more outstanding Loans made to the same Borrower maturing on the same date, such that the relevant Rollover Loan made to refinance such maturing Loans will be in respect of such outstanding Loans as consolidated into 1 (one) Loan.

6.7

The Borrower acknowledges and agrees that any Utilisation Request signed by an authorised signatory (as designated in terms of clause 1.2.2 of Schedule 2) on behalf of a Borrower shall be deemed to be a valid Utilisation Request issued by that Borrower and any Loan made pursuant to such Utilisation Request to that Borrower shall constitute a valid Loan to that Borrower.

6.8	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available on the Utilisation Date.

6.9	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

7.	INTEREST

7.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

7.1.1	Base Rate; and

7.1.2	Margin.

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7.2	Payment of interest

Each Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than 6 (six) Months, on the dates falling at 6 (six) Monthly intervals after the first day of the relevant Interest Period).

7.3	Margin Adjustments

7.3.1

The Margin for all Loans shall, on each date on which the Parent notifies the Facility Agent that a revised long term credit rating assigned to the Parent by either Moody’s or Standard & Poor’s is published or withdrawn, be adjusted to the percentage rate set out opposite the relevant long term credit rating assigned to the Parent in the table below.

Rating (Standard & Poor’s)	Rating (Moody’s)	Margin p.a.
BBB-	Baa3	1.95%
BB+	Ba1	2.45%
BB	Ba2	2.95%

7.3.2

Any adjustment to the Margin (whether upwards or downwards) will apply from the date on which the Parent notifies the Facility Agent of the publication of the relevant change to, or to the extent applicable, the withdrawal of the long term credit rating assigned to the Parent by Moody’s or Standard & Poor’s.

7.3.3

If at any time there is a difference in the long term credit ratings assigned to the Parent by each of Standard & Poor’s and Moody’s, the applicable Margin will be the average of the Margins applicable to the relevant ratings.

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7.3.4

If at any time only one of Standard & Poor’s or Moody’s assigns a long term credit rating to the Parent or if either Standard & Poor’s or Moody’s ceases to assign a long term credit rating to the Parent:

7.3.4.1

the applicable Margin will be the average of (x) the Margin applicable to the rating assigned by the remaining rating agency or the rating agency that has issued a rating (as applicable) and (y) the applicable Margin set out in the table above opposite the ratings BB- in the case of Standard & Poor’s and Ba3 in the case of Moody’s; or

7.3.4.2

the Parent may obtain a substitute rating from another statistical rating agency acceptable to the Facility Agent, acting reasonably, but until such time as a substitute rating agency is appointed by the Parent and has assigned a long term credit rating to the Parent, the Margin shall be determined in accordance with clause 7.3.4.1 above.

7.3.5	Following any substitution under clause 7.3.4.2 above, references in this clause 7.3 to Moody’s or Standard & Poor’s as the case may be shall be to such substitute rating agency.

7.3.6

If none of Moody’s, Standard & Poor’s or any other statistical ratings agency appointed by the Parent under clause 7.3.4.2 above, assign a long term credit rating to the Parent, the Margin set out in the table above opposite the ratings BB- in the case of Standard & Poor’s and Ba3 in the case of Moody’s will apply.

7.3.7	Notwithstanding any other provision, if at any time an Event of Default is continuing, the Margin will be 3.50% per annum.

7.3.8

If the relevant Event of Default ceases to be continuing, the Margin will be calculated in accordance with clause 7.3.1 above, and shall take effect in relation to each Loan from the next Business Day after the date on which the relevant Event of Default ceases to be continuing.

7.3.9

The Parent shall notify the Facility Agent promptly upon (and in any event within three (3) Business Days) becoming aware that Moody’s, and/or Standard & Poor’s and/or any other statistical ratings agency as appointed by the Parent under clause 7.3.4.2 above has published or withdrawn a long term credit rating assigned to the Parent.

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7.4	Default interest

7.4.1

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 7.4.2 below, is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this clause 7.4 shall be immediately payable by that Obligor on demand by the Facility Agent.

7.4.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

7.4.2.1	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

7.4.2.2	the rate of interest applying to the overdue amount during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.

7.4.3

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.5	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

7.6	Absence of quotations

Subject to clause 7.7, if the Base Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11h00 (Johannesburg time) on the Reset Date, the applicable Base Rate shall be determined on the basis of the quotations of the remaining Reference Banks.

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7.7	Market disruption

7.7.1

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate which is the sum of:

7.7.1.1	the Margin; and

7.7.1.2

the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

7.7.2	In this Agreement “Market Disruption Event” means:

7.7.2.1

at or about noon on the Reset Date for the relevant Interest Period JIBAR is not available on the relevant screen and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine the Base Rate for the relevant Interest Period; or

7.7.2.2

before close of business in Johannesburg on the Reset Date for the relevant Interest Period, the Facility Agent receives notifications from any Lender that there have been changes to the market rates and/or conditions (whether in South Africa or in the international debt markets which may affect lenders generally), which result in the cost to it of obtaining matching deposits in the Johannesburg interbank market be in excess of the Base Rate.

7.8	Alternative basis of interest or funding

7.8.1

Without prejudice to the generality of clause 7.7.1, if a Market Disruption Event occurs and the Facility Agent or the Parent so requires, the Facility Agent and the Parent shall enter into negotiations for a period of not more than 30 (thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

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Any alternative basis agreed pursuant to clause 7.8.1 above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

8.	INTEREST PERIODS

8.1	Selection of Interest Periods

8.1.1	A Borrower shall select an Interest Period for a Loan in the Utilisation Request for that Loan.

8.1.2	Subject to this clause 8, a Borrower may select an Interest Period of:

8.1.2.1	3 (three) or 6 (six) Months; or

8.1.2.2	any other period (including 1 (one), 2 (two) or 12 (twelve) Months) agreed between the Borrower (or the Parent) and the Facility Agent.

8.1.3

An Interest Period for a Loan shall not extend beyond the Final Maturity Date. If an Interest Period for a Loan selected by a Borrower would, but for this clause 8.1.3, extend beyond the Final Maturity Date (such Interest Period, a “Broken Period”), then for that Broken Period the Base Rate shall be determined in accordance with the following formula:

r = r1 + (t- t1) x (r2-r1) / (t2-t1)

where:

r = the Base Rate to be determined,

r1 = the Base Rate for the period closest to but less than that Broken Period, provided that if this would result in r1 being less than 1 Month, then r1 shall be equal to JIBAR Overnight Deposit Rate plus 0,01%;

r2 = the Base Rate for the period closest to but greater than that Broken Period;

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t1 = the number of days applicable to the period for which r1 is quoted on the first day of that Broken Period;

t2 = the number of days applicable to the period for which r2 is quoted on the first day of that Broken Period;

t = the number of days in that Broken Period.

8.1.4	Each Interest Period for a Loan shall start on the relevant Utilisation Date.

8.1.5	A Loan has 1 (one) Interest Period only.

8.1.6

Subject to this clause 8, a Borrower may select a different Interest Period for a Rollover Loan than the Interest Period of the Loan being refinanced by that Rollover Loan in the Utilisation Request delivered for that Rollover Loan.

8.1.7	If a Borrower fails to select an Interest Period for a Loan in the Utilisation Request for that Loan, the Interest Period for the applicable Loan shall be 3 (three) Months.

8.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3	Consolidation of Loans

If two or more Interest Periods relate to Loans made to the same Borrower and end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

8.4	Day Count Convention

Any interest or fee accruing under a Finance Document will accrue from day to day and is calculated inclusive of the first day but exclusive of the last day of an Interest Period, as the case may be, on the basis of the actual number of days elapsed and a year of 365 days (irrespective of whether the year is a leap year) or, in any case where the practice in the Johannesburg interbank market differs, in accordance with that market practice.

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9.	REPAYMENTS

Each Borrower shall repay each Loan made to it on the last day of its Interest Period such that all Loans outstanding under the Facility (including accrued and unpaid interest thereon) shall be repaid in full by no later than the Final Maturity Date.

10.	PREPAYMENTS

10.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan (or if it becomes unlawful for any Affiliate of a Lender for that Lender to do so):

10.1.1	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

10.1.2	upon the Facility Agent notifying the Parent, the Available Commitment of that Lender will be immediately cancelled; and

10.1.3

each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitments shall be cancelled in the amount of the participations repaid.

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10.2	Change of control

10.2.1	If any person or group of persons acting in concert gains control of the Parent:

10.2.1.1	the Parent shall promptly notify the Facility Agent upon becoming aware of that event;

10.2.1.2	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan) and the Facility Agent and the Parent shall consult about the change of control;

10.2.1.3

if the Majority Lenders so require after a period of forty-five (45) days from receipt of the notice referred to in 10.2.1.1 above (provided, for the avoidance of doubt, failure of the Parent to provide such notice shall not prevent the Lenders from taking the following actions), the Facility Agent shall by notice to the Parent, (such notice to be delivered no later than sixty (60) days from receipt of the notice referred to in clause 10.2.1.1 above), cancel the Total Commitments and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable;

10.2.1.4

if the Majority Lenders do not require cancellation and prepayment in accordance with clause 10.2.1.3 above, a Lender may by notice to the Facility Agent which shall be delivered not earlier than forty-five (45) days nor later than sixty (60) days from receipt of the notice referred to in clause 10.2.1.1 above, whereupon the Facility Agent shall by notice to the Parent (such notice to be delivered promptly after receipt of such Lender notification), cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest thereon and all other amounts due to such Lender under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

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10.2.2	For the purpose of clause 10.2.1 above “control” means:

10.2.2.1	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

10.2.2.1.1	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Parent;

10.2.2.1.2	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

10.2.2.1.3	give directions with respect to the operating and financial policies of the Parent which the directors or other equivalent officers of the Parent are obliged to comply with; or

10.2.2.2

the holding of more than one-half of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

10.2.3

For the purpose of clause 10.2.1 above “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Parent, to obtain or consolidate control of the Parent.

10.3	Voluntary cancellation

During the Availability Period, the Parent may, if it gives the Facility Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of R10,000,000 (Ten Million Rand)) of an Available Facility. Any cancellation under this clause 10.3 shall reduce the Commitments of the Lenders rateably under that Facility.

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10.4	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Facility Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of R10,000,000 (Ten Million Rand)).

10.5	Restrictions

10.5.1

Any notice of cancellation or prepayment given by any Party under this clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.5.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

10.5.3	Unless a contrary indication appears in this Agreement any part of a Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

10.5.4	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.5.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

10.5.6	If the Facility Agent receives a notice under this clause 10 it shall promptly forward a copy of that notice to either the Parent or the affected Lender, as appropriate.

10.6	Break Costs

10.6.1

Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

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10.6.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment Fees

11.1.1

The Borrowers shall pay to the Facility Agent (for the account of each Lender) a commitment fee in Rand which shall be computed daily at the rate of 35% of the applicable Margin per annum on that Lender’s Available Commitment.

11.1.2

The accrued commitment fee is payable on the last day of each successive period of 6 (six) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Arranging Fee

The Original Borrowers shall pay to the Arranger an arranging fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency Fee

The Borrowers shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

In this clause 12:

12.1.1	“Income Tax Act” means the Income Tax Act no 58 of 1962, as amended of South Africa;

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12.1.2

“Qualifying Lender” means a Lender which is beneficially entitled to interest (as defined in section 24J(1) of the Income Tax Act) payable to that Lender in respect of an advance under a Finance Document and is:

12.1.2.1	a Lender which is tax resident in South Africa;

12.1.2.2	a Lender which is not tax resident in South Africa if:

12.1.2.2.1	such advance in respect of which that interest is paid is effectively connected with or attributable to a permanent establishment of that Lender in South Africa;

12.1.2.2.2	that Lender is registered as a taxpayer in terms of Chapter 3 of the Tax Administration Act, 2011 of South Africa; and

12.1.2.2.3	that Lender has by the due date for payment of that interest submitted to the Borrower a Tax Declaration; or

12.1.2.3	a Treaty Lender that has by the due date for payment of that interest submitted to the relevant Borrower a Tax Declaration;

12.1.3	“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

12.1.4	“Tax Declaration” means, in respect of a Qualifying Lender and a payment of interest from a South African Obligor to that Qualifying Lender:

12.1.4.1

in the case of a Qualifying Lender referred to in clause 12.1.2.2, a declaration in such form as may be prescribed by the Commissioner for the South African Revenue Service pursuant to section 50E(2) of the Income Tax Act that that Lender is, in terms of section 50D(3) of the Income Tax Act, exempt from the withholding tax on interest in respect of that payment; and

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12.1.4.2

in the case of a Qualifying Lender referred to in clause 12.1.2.3, a declaration in such form as may be prescribed by the Commissioner for the South African Revenue Service pursuant to section 50E(3) of the Income Tax Act that that payment of interest is, in terms of section 50E(3) of the Income Tax Act, subject to a rate of withholding tax reduced to zero as a result of any applicable Treaty;

12.1.5	“Treaty Lender” means a Lender which –

12.1.5.1	is treated as a resident of a Treaty State for the purposes of a Treaty;

12.1.5.2	does not carry on a business in South Africa through a permanent establishment, as defined in the Income Tax Act, with which that Lender’s participation in the Loan is effectively connected; and

12.1.5.3	otherwise qualifies under the terms of a Treaty for full exemption from tax imposed by South Africa on interest;

12.1.6

“Treaty State” means a jurisdiction having an agreement for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (a “Treaty”) with South Africa which makes provision for full exemption from Tax imposed by South Africa on interest;

Unless this clause 12expressly provides to the contrary a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination;

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2

An Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, a Lender shall notify the Borrower on becoming so aware in respect of a payment payable to that Lender.

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12.2.3

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4

A payment shall not be increased under 12.2.3 above by reason of a Tax Deduction on account of Tax imposed by South Africa if, on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority.

12.2.5

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by Applicable Law.

12.2.6

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7

A Qualifying Lender (or a Lender who would be a Qualifying Lender but for the fact that it has not submitted a Tax Declaration) and each Obligor which makes a payment to which that Qualifying Lender (or a Lender who would be a Qualifying Lender but for the fact that it has not submitted a Tax Declaration) is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction (including the submission of any Tax Declaration to the relevant Borrower required to benefit from an exemption from withholding tax on interest).

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12.3	Tax indemnity

12.3.1

An Obligor shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

12.3.2	Clause 12.3.1 above shall not apply –

12.3.2.1	with respect to any Tax assessed on the Lender –

12.3.2.1.1	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

12.3.2.1.2	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

12.3.2.2	if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

12.3.2.3	to the extent a loss, liability or cost:

12.3.2.3.1	is compensated for by an increased payment under 12.2; or

12.3.2.3.2	would have been compensated for by an increased payment under 12.2 but was not so compensated solely because the exclusion in 12.2.4 of 12.2 applied.

12.3.3	The Lender making, or intending to make a claim under 12.3.1 shall promptly notify the Obligors of the event which will give, or has given, rise to the claim.

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12.4	Tax Credit

12.4.1	If an Obligor makes a Tax Payment and the Lender determines that –

12.4.1.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

12.4.1.2

the Lender has obtained and utilised that Tax Credit, the Lender shall pay an amount to such Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor.

12.5	Value added tax

12.5.1

All amounts set out or expressed in a Finance Document to be payable by an Obligor to the Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to 12.5.2 below, if VAT is or becomes chargeable on any supply made by the Lender to an Obligor under a Finance Document, the Obligor shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the Lender shall promptly provide an appropriate VAT invoice to the Obligor).

12.5.2

Where a Finance Document requires an Obligor to reimburse or indemnify the Lender for any cost or expense, that Obligor shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

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13.	INCREASED COSTS

13.1	Increased costs

13.1.1

Subject to clause 13.3, the Borrowers shall, within twenty (20) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

13.1.1.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the Signature Date;

13.1.1.2	compliance with any law or regulation made after the Signature Date; or

13.1.1.3

the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III (except, in each case, to the extent that any such costs were reasonably capable of being calculated by the relevant Finance Party as at the Signature Date or the date on which it became a party to this Agreement).

13.1.2	In this Agreement:

13.1.2.1	“Basel III” means

13.1.2.1.1

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

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13.1.2.1.2

the rules for global systemically important banks contained in “Global systemically important banks; assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

13.1.2.1.3	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

13.1.2.2	“Increased Costs” means:

13.1.2.2.1	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

13.1.2.2.2	an additional or increased cost; or

13.1.2.2.3

a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

13.2.1

A Finance Party intending to make a claim pursuant to clause 13.1 shall notify the Facility Agent of the event giving rise to the claim (provided that the relevant Finance Party will not be obliged to divulge any confidential or price-sensitive information), following which the Facility Agent shall promptly notify the Borrowers.

13.2.2	Each Finance Party shall, together with the notification in clause 13.2.1, provide a certificate to the Facility Agent:

13.2.2.1	confirming the amount of its Increased Costs;

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13.2.2.2

outlining the basis of its calculation (in reasonable detail) (provided that the relevant Finance Party will not be obliged to divulge any confidential or price-sensitive information or information or detail that the Finance Party is not legally allowed to disclose (even if the recipient has given appropriate confidentiality undertakings)); and

13.2.2.3

confirming that it is the policy of that Finance Party to make claims from similar borrowers under similar facilities (provided that the relevant Finance Party will not be obliged to divulge any confidential or price-sensitive information or information or detail that the Finance Party is not legally allowed to disclose (even if the recipient has given appropriate confidentiality undertakings)), (for the avoidance of doubt, a written statement by a Finance Party confirming that it is the policy of that Finance Party to make claims from similar borrowers under similar facilities will be sufficient evidence and no Finance Party will be required to provide any further evidence or otherwise substantiate its position concerning Basel III), following which the Facility Agent shall promptly forward that certificate to the Borrowers.

13.3	Exceptions Clause 13.1 does not apply to the extent any Increased Cost is:

13.3.1	attributable to a Tax Deduction required by law to be made by an Obligor;

13.3.2	compensated for by clause 12.3 (or would have been compensated for under clause 12.3) but was not so compensated solely because any of the exclusions in clause 12.3.2 applied); or

13.3.3	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

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14.	COSTS AND EXPENSES

14.1	Transaction Expenses

The Original Borrowers shall promptly within 5 (five) Business Days of demand pay the Facility Agent the amount of all reasonable or necessary costs and expenses, including reasonable and agreed legal fees payable up to an aggregate maximum amount of R10,000 (Ten Thousand Rand) excluding VAT and disbursements, reasonably incurred by the Facility Agent and the Lenders in connection with:

14.1.1	the negotiation, preparation, printing and execution of:

14.1.1.1	this Agreement, the other Finance Documents and the Financial Close Documents; and

14.1.1.2

any other Finance Documents executed after the Signature Date; provided that no Obligor shall be liable for any cost or expense so incurred (other than the legal fees referred to above) in excess of R20,000 (Twenty Thousand Rand) unless the incurral of that cost or expense has been approved in writing by the Parent in advance of its incurral.

14.2	Amendment Costs

An Obligor shall within 5 (five) Business Days of demand reimburse the Facility Agent for the amount of all costs, fees and expenses reasonably incurred by the Facility Agent in connection with any amendment, waiver or consent requested by that Obligor in relation to any Finance Document.

14.3	Enforcement Costs

The Obligors shall be jointly and severally liable for payment, within 5 (five) Business Days of demand of the amount of all costs and expenses (including legal fees on the scale as between attorney and own client whether incurred before or after judgement) incurred by any Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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15.	GUARANTEE AND INDEMNITY

15.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

15.1.1	guarantees to each Finance Party punctual performance by each Borrower and the Parent of all that Borrower’s and the Parent’s obligations under the Finance Documents;

15.1.2

undertakes with each Finance Party that whenever a Borrower or the Parent does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

15.1.3

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand (and shall make the relevant payment within five (5) Business Days of demand) against any cost, loss or liability it incurs as a result of a Borrower or the Parent not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 15 if the amount claimed had been recoverable on the basis of a guarantee.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

Page 58.

15.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 15 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.4	Waiver of defences

The obligations of each Guarantor under this clause 15 will not be affected by an act, omission, matter or thing which, but for this clause 15, would reduce, release or prejudice any of its obligations under this clause 15 (without limitation and whether or not known to it or any Finance Party) including:

15.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

15.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

15.4.3

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

15.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

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15.4.5

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

15.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

15.4.7	any insolvency or similar proceedings.

15.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 15. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

15.6.1

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

15.6.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 15.

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15.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 15:

15.7.1	to be indemnified by an Obligor;

15.7.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

15.7.3

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

15.7.4

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 15;

15.7.5	to exercise any right of set-off against any Obligor; and/or

15.7.6	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender.

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15.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor, then on the date such Retiring Guarantor ceases to be a Guarantor:

15.8.1

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

15.8.2

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

15.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

16.	WARRANTIES AND REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this clause 16 to the Lender.

16.1	Status

16.1.1	It is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

16.1.2	It has the power to own its assets and carry on its business as it is being conducted or is contemplated to be conducted.

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16.2	Power and authority

Subject to the Legal Reservations, it has the power to enter into and perform, and has taken all necessary action to authorise its entry into, and performance of, the Finance Documents to which it is party and the transactions contemplated by those Finance Documents.

16.3	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are, legal, valid, binding and enforceable obligations.

16.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

16.4.1	any Applicable Law of its jurisdiction of incorporation;

16.4.2	its Constitutional Documents; or

16.4.3	any material agreement or instrument binding upon it or any of its assets.

16.5	Validity and admissibility in evidence

Subject to the Legal Reservations, all authorisations required:

16.5.1

to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party and to ensure that the obligations expressed to be assumed by it thereunder are legal, valid, binding and enforceable; and

16.5.2	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

Page 63.

16.6	Governing law and enforcement

Subject to the Legal Reservations:

16.6.1	the choice of South African law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

16.6.2	any judgment obtained in South Africa in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

16.7	Deduction of Tax

It is not required under the law of its jurisdiction of incorporation to make any Tax Deduction from any payment it may make under any Finance Document, other than in the case of a South African Obligor, the withholding tax on interest required to be withheld in respect of payments of interest to Lenders that are not Qualifying Lenders.

16.8	No filing or stamp taxes

Subject to the Legal Reservations, under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

16.9	BVI Tax and Licencing

16.9.1	No Obligor incorporated under the laws of the British Virgin Islands or any of their Subsidiaries owns any interest in any land in the British Virgin Islands.

16.9.2

No Obligor incorporated under the laws of the British Virgin Islands is carrying on any business or carrying on any other activity in or from within the British Virgin Islands requiring a licence, approval or authorisation, including without limitation under the Business, Professions and Trade Licenses Act 1990.

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16.10	No default

16.10.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

16.10.2

It is not, nor is it likely to be as a result of entering into and performing its obligations under the Finance Documents, in violation of any law or in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

16.11	No misleading information

16.11.1

All written factual information supplied by it to the Lender in connection with the Finance Documents (the “Information”) was true and accurate in all material respects as at the date it was given or as at the date (if any) at which it was stated and was not misleading in any material respect at such date.

16.11.2	The financial projections and forecasts contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions.

16.11.3

It has not knowingly withheld any information which, if disclosed, could reasonably be expected materially and adversely to affect the decision of the Lender in considering whether or not to provide the Facility to the Borrower.

16.12	Financial statements

16.12.1	The Original Financial Statements were prepared in accordance with GAAP.

16.12.2	The Original Financial Statements fairly present the Group’s financial condition and its results of operations during the relevant financial year.

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16.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in the jurisdiction of its incorporation.

16.14	No proceedings pending or threatened

Other than as disclosed in the financial statements most recently delivered to the Lender pursuant to clause 17.1, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or government agency which is reasonably expected to be adversely determined, and if so determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any Material Group Company.

16.15	No winding-up

No Material Group Company has taken any corporate action, nor have any other steps been taken or legal proceedings started or (to the best of its knowledge and belief, after due enquiry) threatened against any Material Group Company, for its winding-up, dissolution, administration or re-organisation or for the enforcement of any Encumbrance over all or any of its revenues or assets or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of all or any of its assets which could reasonably be expected to have a Material Adverse Effect.

16.16	No encumbrances

16.16.1	No Encumbrance exists over all or any of the assets of any Material Group Company except for Permitted Encumbrances.

16.16.2	No Encumbrance would arise as a result of the execution of and performance of its rights and obligations under the Finance Documents.

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16.17	Assets

It and each Material Group Company has good title to or validly leases or licences all of the assets necessary and has all consents and/or authorisations necessary to carry on its business as conducted to the extent that failure to comply with this clause 16.17 could reasonably be expected to have a Material Adverse Effect.

16.18	Insurance

Each Material Group Company maintains insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies in the jurisdiction in which it conducts its business carrying on substantially similar business in such jurisdiction.

16.19	Environmental Compliance

Each Material Group Company has adopted and complies with an environmental policy which requires monitoring of and compliance with all applicable Environmental Law and Environmental Permits applicable to it from time to time unless non-compliance with such policy could not reasonably be expected to cause a Material Adverse Effect.

16.20	Environmental Claims

No Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) is threatened against any Material Group Company where that claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

16.21	Taxation

16.21.1

It and each Material Group Company has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except to the extent that:

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16.21.1.1	payment is being contested in good faith, it has maintained adequate reserves for those Taxes and payment can be lawfully withheld; or

16.21.1.2	the aggregate amount of Taxes being withheld does not exceed US$30,000,000 (or its equivalent).

16.21.2	It is not and no Material Group Company is materially overdue in the filing of any Tax returns.

16.22	Ownership of Material Group Companies

16.22.1

Each existing Material Group Company on the Signature Date (other than the Cerro Corona Subsidiary, Newshelf, the Ghanaian Companies, GFO and GFIJVH) is a wholly-owned Subsidiary of the Parent and any member of the Group which becomes a Material Group Company after the Signature Date will be a wholly or partially owned Subsidiary of the Parent and the members of the Group holding the shares in such Material Group Company have not reduced their shareholding in such Subsidiary below the level of their shareholding at the time such Subsidiary became a Material Group Company.

16.22.2	the Parent holds at least 74% of the issued share capital of Newshelf.

16.22.3	Newshelf holds at least 74% of the issued share capital of each of GFO and GFIJVH.

16.22.4	the Parent indirectly holds at least 90% of the issued share capital of each Ghanaian Company.

16.22.5

the Parent indirectly holds at least 99% of the common shares in the share capital of the Cerro Corona Subsidiary (which equates to 98.5% of the issued and outstanding shares in the share capital of the Cerro Corona Subsidiary).

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16.23	No Material Adverse Effect

There has been no change in the business, condition (financial or otherwise), operations, performance or properties of the Obligors or the Group (taken as a whole) since the date of the Original Financial Statements which could reasonably be expected to have a Material Adverse Effect.

16.24	Sanctions

16.24.1

Neither the Parent nor any Subsidiary of the Parent, nor any director or officer of the Parent or any Subsidiary of the Parent, nor to the best of the Parent’s knowledge and belief, any employee, agent, affiliate or representative of the Parent or any Subsidiary is an individual or entity currently the subject or target of any Sanctions (in place as at the Signature Date) nor is the Parent or any Subsidiary of the Parent located, organised, resident or operating in any Sanctioned Country (designated as such as at the Signature Date).

16.24.2

For the past 5 (five) years, neither the Parent nor any Subsidiary has knowingly engaged in, nor is now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

16.25	Anti-corruption

Each member of the Group has conducted its businesses in compliance with Applicable Anti-Corruption Laws and has instituted policies and procedures designed to promote and achieve compliance with such laws.

16.26	Times when representation made

16.26.1

All the representations and warranties in this 16 are made by each Obligor on the Signature Date (by reference to the facts and circumstances then existing) (other than the representations in clause 16.11.1 which are deemed to be made on the date the Information was provided by the relevant Obligor).

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16.26.2	The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

16.26.2.1	CP Satisfaction Date;

16.26.2.2	on each Utilisation Date;

16.26.2.3	on the first day of each Interest Period,

save that the references in 16.12 to the “Original Financial Statements” shall, for the purposes of the Repeating Representations, be construed as references to the most recent audited consolidated financial statements of the Parent delivered to the Lender pursuant to clause 17.1.

17.	INFORMATION UNDERTAKINGS

The undertakings in this clause 17 are given in favour of the Lender and remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or the Facility is in existence.

17.1	Financial statements

The Parent shall supply to the Lender:

17.1.1	as soon as the same become available, but in any event within 120 days after the end of each of its Financial Years the audited consolidated financial statements of the Parent for that Financial Year;

17.1.2	as soon as the same become available, but in any event within 150 days after the end of each of its Financial Years:

17.1.2.1

the audited financial statements of each Obligor (other than GF Holdings, GF Orogen and GF Ghana unless there is a legal requirement to audit its financial statements and any other Obligor which is not legally required to audit its financial statements) for that Financial Year; and

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17.1.2.2

if the audited financial statements of GF Holdings, GF Orogen and/or GF Ghana and/or any other Obligor which is not legally required to audit its financial statements (as the case may be) are not delivered under 17.1.2.1 above, the unaudited financial statements of GF Holdings, GF Orogen and/or GF Ghana and/or any other Obligor which is not legally required to audit its financial statements (as the case may be) for that Financial Year;

17.1.3	as soon as the same become available, but in any event within 60 days after the first 6 (six) Months of each of its Financial Years:

17.1.4	the unaudited financial statements of each Obligor for the first 6 (six) Month period of that Financial Year; and

17.1.5	the unaudited consolidated financial statements of the Parent for the first 6 (six) Month period of that Financial Year.

17.2	Compliance Certificate

17.2.1

The Parent shall supply to the Lender, with each set of consolidated financial statements delivered pursuant to 17.1.1 and 17.1.3 of 17.1, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with 18 as at the date as at which those financial statements were drawn up.

17.2.2

Each Compliance Certificate shall be signed by two directors or executive officers of the Parent and, if required to be delivered with the audited consolidated financial statements delivered pursuant to 17.1.1 of 17.1, reported on by the Auditors.

17.3	Requirements as to financial statements

17.3.1

Each set of financial statements delivered by the Parent pursuant to 17.1 shall be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

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17.3.2

Subject to 17.3.3 below, the Parent shall procure that each set of financial statements delivered pursuant to 17.1 is prepared in accordance with GAAP, the requirements of its jurisdiction of incorporation and accounting practices and financial reference periods, in each case consistent with those applied in the preparation of the Original Financial Statements, unless the Parent notifies the Lender that in relation to any sets of financial statements, there has been a change in GAAP or the accounting practices or reference periods and its Auditors (in the case of its annual audited financial statements) or the Parent (in the case of any of its other financial statements) delivers to the Lender –

17.3.2.1	a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

17.3.2.2

sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether 18 has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

17.3.3

There shall be no requirement for the Parent to notify the Lender pursuant to 17.3.2 above that there has been a change in GAAP as a result of the implementation of IFRS 16 since the date of the Original Financial Statements nor to provide any of the items referred to in 17.3.2.1 or 17.3.2.2 above in relation to the implementation of IFRS 16 and each set of financial statements delivered pursuant to 17.1 shall, subject to 17.4, be prepared taking into account the implementation of IFRS 16.

17.3.4	If the Parent notifies the Lender of a change in accordance with 17.3.2 above, then the Parent and the Lender shall enter into negotiations in good faith with a view to agreeing –

17.3.4.1	whether or not the change might result in material alteration in the commercial effect of any of the terms of this Agreement or any other Finance Document; and

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17.3.4.2

if so, any amendments to this Agreement or any other Finance Document which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

17.3.5

Any reference in the Finance Documents to “financial statements” shall be construed as a reference to those financial statements as the same may be adjusted under this 17.3 to reflect the basis upon which the Original Financial Statements were prepared.

17.4	IFRS 16 treatment

17.4.1	The Parent may, at any time, deliver to the Lender a notice (the “IFRS 16 Notice”) stating –

17.4.1.1

that it wishes to amend this Agreement and/or any other Finance Document in order to ensure compliance with any financial covenant, basket, de-minimis amount, threshold, calculation and/or other requirement, representation or undertaking in connection with the adoption of IFRS 16 or its application to the terms of this Agreement; and

17.4.1.2	the changes it wishes to make to this Agreement and/or any other Finance Document in connection therewith.

17.4.2

If the Parent delivers an IFRS 16 Notice in accordance with 17.4.1 above, then the Parent and the Lender shall negotiate in good faith for a period of 20 Business Days (commencing on the date falling three Business Days after the date of the IFRS 16 Notice) or such other period as the Parent and the Lender may agree (the “IFRS 16 Negotiation Period”) with a view to agreeing any amendments to this Agreement or any other Finance Document in connection with the adoption of IFRS 16 or its application to the terms of this Agreement.

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17.4.3

If, pursuant to 17.4.2 above, amendments to this Agreement and/or the Finance Documents are agreed by the Parent and the Lender by the end of the IFRS 16 Negotiation Period, the Parent and the Lender shall, as soon as reasonably practicable, execute all necessary documentation in order to implement such changes and such changes shall take effect and be binding on each of the Parties in accordance with their terms.

17.5	Access to records

At

any time after the occurrence of an Event of Default and for so long as it is continuing, upon the request of the Lender, each Obligor shall (at that Obligor’s expense) provide to the Lender or any of its representatives and professional advisors such access to that Obligor’s records (including its general ledger), books and assets as that person may require at reasonable times and upon reasonable notice.

17.6	Information: miscellaneous

Each Obligor shall supply to the Lender:

17.6.1	if the Lender so requests, all documents dispatched by that Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

17.6.2

the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which, if adversely determined against it, would be reasonably likely to have a Material Adverse Effect; and promptly, such further information regarding the financial condition, business and operations of any Material Group Company as the Lender may reasonably request.

17.7	Notification of default

17.7.1

Each Obligor shall notify the Lender, of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

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17.7.2

Promptly upon a request by the Lender, the Borrower shall supply to the Lender, a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing specifying the Default and the steps, if any, being taken to remedy it).

17.8	“Know your customer” checks

If:

17.8.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signature Date;

17.8.2	any change in the status of an Obligor or of a Holding Company of an Obligor or the composition of the shareholders of an Obligor after the Signature Date; or

17.8.3	a proposed assignment or transfer by a Lender of any of its rights and obligations under the Finance Documents to a party that is not a Lender prior to such assignment or transfer,

17.8.4

obliges the Lender (or, in the case of 17.8.3 above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender, in order for the Lender or, in the case of the event described in 17.8.3 above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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18.	FINANCIAL COVENANTS

18.1	Financial definitions

18.1.1	In this 18:

18.1.1.1

“Consolidated EBITDA” means, in respect of any Measurement Period, the consolidated net income of the Group (less the net income of any Project Finance Subsidiaries but including any dividends received in cash by any member of the Group (other than a Project Finance Subsidiary) from a Project Finance Subsidiary), before, without duplication and all as calculated in accordance with GAAP, the requirements of its jurisdiction of incorporation and accounting practices and financial reference periods, in each case consistent with those applied in preparation of the applicable financial statements delivered pursuant to 17.1 –

18.1.1.1.1	any provision on account of normal, deferred and royalty taxation;

18.1.1.1.2	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Indebtedness for Borrowed Money;

18.1.1.1.3	any other interest received or receivable by any member of the Group on any deposit or bank account;

18.1.1.1.4	any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;

18.1.1.1.5	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;

18.1.1.1.6	any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;

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18.1.1.1.7	any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;

18.1.1.1.8	any gains or losses recognised on the attributable share of results of associates after tax, but including any dividends received in cash by any member of the Group from such an associate;

18.1.1.1.9	any share-based payments;

18.1.1.1.10	any other extraordinary or exceptional items; and

18.1.1.1.11

any other material non-cash gain or loss that needs to be accounted for under GAAP, the requirements of its jurisdiction of incorporation and accounting practices and financial reference periods, in each case consistent with those applied in preparation of the applicable financial statements delivered pursuant to 17.1;

For any company that is not a Subsidiary of the Group but in which any member of the Group directly or indirectly owns an equity interest of more than 20% of the issued share capital (an “Associate”), the Parent may include in the Consolidated EBITDA the percentage of the equity interest of the amount that would be the EBITDA of the Associate;

18.1.1.2

“Consolidated Net Borrowings” means, at any time, the aggregate amount of all obligations of the members of the Group, other than Project Finance Subsidiaries (but including, for the avoidance of doubt, any guaranteed obligations of any other member of the Group in respect of the obligations of a Project Finance Subsidiary), for or in respect of Indebtedness for Borrowed Money but excluding any such obligation to any member of the Group, adjusted to take account of the aggregate amount of freely available cash and cash equivalents held by any member of the

Page 77.

Group, other than Project Finance Subsidiaries, and so that no amount shall be included or excluded more than once, provided that, if a percentage of the EBITDA of any Associate is included in the Consolidated EBITDA then the same percentage of such Associate’s Consolidated Net Borrowings (but as if references in such definition to “Group” were references to the Associate and its Subsidiaries) will be included in the calculation of Consolidated Net Borrowings;

18.1.1.3

“Consolidated Net Finance Charges” means, in respect of any Measurement Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Group, other than Project Finance Subsidiaries, (including any commission, fees, discounts and other finance payment payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group, other than Project Finance Subsidiaries, on any deposit or bank account, provided that, if a percentage of the EBITDA of any Associate is included in the Consolidated EBITDA then the same percentage of such Associate’s Consolidated Net Finance Charges (but as if references in such definition to “Group” were references to the Associate and its Subsidiaries) will be included in the calculation of Consolidated Net Finance Charges; and

18.1.1.4

“Measurement Period” means each period of 12 (twelve) Months ending on the last day of the Parent’s Financial Year and each period of 12 (twelve) Months ending on the last day of the first half of the Parent’s Financial Year.

Page 78.

18.1.2	For the purposes of this 18, if at any time the Cerro Corona Subsidiary is (or is deemed to be) a Material Group Company it shall be deemed to not be a Project Finance Subsidiary.

18.2	Financial condition

18.2.1	Subject to 17.4, the Parent shall ensure that:

18.2.1.1	the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Measurement Period shall be or shall exceed 4:1; and

18.2.1.2	the ratio of Consolidated Net Borrowings to Consolidated EBITDA shall not in respect of any Measurement Period exceed 3.5:1.

18.2.2	The undertakings in 18.2.1 above remain in force from the Signature Date for so long as any amount is outstanding under a Finance Document or a Commitment is in force.

18.3	Financial testing

The financial covenants set out in 18.2 shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to 17.1 and 17.2.

19.	GENERAL UNDERTAKINGS

The undertakings in this 19 are given in favour of the Lender and remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or the Facility is in existence.

19.1	Authorisations

Each Obligor shall promptly:

19.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

19.1.2

upon written request by the Lender, supply certified copies to the Lender of, any authorisation required under any applicable law to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

Page 79.

19.2	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it may be subject (including, but not limited to, Environmental Law), if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

19.3	Negative pledge

19.3.1	No Obligor shall (and the Parent shall procure that no other Material Group Company shall) create or permit to subsist any Encumbrance over any of its assets.

19.3.2	No Obligor shall (and the Parent shall ensure that no other Material Group Company will):

19.3.2.1	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it or by an Obligor or any other member of the Group;

19.3.2.2	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

19.3.2.3	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

19.3.2.4	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

Page 80.

19.3.3	Clauses 19.3.1 and 19.3.2 above do not apply to Permitted Encumbrances.

19.4	Disposals and Mergers

19.4.1	No Obligor shall (and the Parent shall ensure that no other Material Group Company will):

19.4.1.1	enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily to sell, lease, transfer or otherwise dispose of any assets; or

19.4.1.2	enter into any amalgamation, demerger, merger or corporate reconstruction.

19.4.2	Clause 19.4.1 above does not apply to –

19.4.2.1	Permitted Disposals; or

19.4.2.2	any amalgamation, demerger, merger or corporate reconstruction of any member of the Group, without insolvency, if:

19.4.2.2.1

in respect of the Obligors or the successors-in-title or assignees of the Obligors, the Finance Documents are preserved as binding upon the amalgamated, demerged, merged and/or reconstructed members of the Group;

19.4.2.2.2	the amalgamated, demerged, merged and/or reconstructed companies will be members of the Group; and

19.4.2.2.3	such amalgamation, demerger, merger and/or corporate reconstruction will not have a Material Adverse Effect.

19.5	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of its business or the business of the Group taken as a whole from that carried on at the Signature Date.

Page 81.

19.6	Insurance

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) maintain insurances on and in relation to its business, properties and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

19.7	Environmental Compliance

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) substantially comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.

19.8	Environmental Claims

Each Obligor shall inform the Lender, in writing as soon as reasonably practical upon becoming aware of the same:

19.8.1	if any Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) threatened against any Material Group Company; or

19.8.2

of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim (not of a frivolous or vexatious nature) being commenced or threatened against any Material Group Company, where the claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

Page 82.

19.9	Claims Pari Passu

Subject to the Legal Reservations, each Obligor shall ensure that at all times the claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application in its jurisdiction of incorporation.

19.10	Acquisitions

No Obligor shall (and the Parent shall ensure that no Material Group Company will), acquire any assets or business or make any investments if such acquisition or investment would be classed as a “Category 1” transaction under the Listing Requirements of the JSE Limited.

19.11	Financial Indebtedness

No member of the Group (other than a Guarantor or a Project Finance Subsidiary) shall incur, create or permit to subsist or have outstanding any Financial Indebtedness other than Permitted Financial Indebtedness.

19.12	Ownership of Material Group Companies

Subject to Applicable Law, the Parent shall ensure that –

19.12.1

each existing Material Group Company on the Signature Date (other than the Cerro Corona Subsidiary, Newshelf, the Ghanaian Companies, GFO and GFIJVH) is and continues to be a wholly-owned Subsidiary of the Parent and each member of the Group which becomes a Material Group Company after the Signature Date is a wholly or partially owned Subsidiary of the Parent and that members of the Group will hold and continue to hold at least the same percentage of the issued share capital of such Material Group Company as was held by members of the Group at the time such Subsidiary became a Material Group Company;

19.12.2	the Parent holds and continues to hold at least 74% of the issued share capital of Newshelf;

19.12.3	Newshelf holds and continues to hold at least 74% of the issued share capital of each of GFO and GFIJVH;

Page 83.

19.12.4	the Parent indirectly holds and continues to indirectly hold at least 90% of the issued share capital of each Ghanaian Company; and

19.12.5

the Parent indirectly holds and continues to indirectly hold at least 99% of the common shares in the share capital of the Cerro Corona Subsidiary (which equates to 98.5% of the issued and outstanding shares in the share capital of the Cerro Corona Subsidiary).

19.13	Loans or credit

19.13.1

Except as permitted under 19.13.2 below, no Obligor shall (and the Parent shall ensure that no other Material Group Company will) be a creditor in respect of any Financial Indebtedness, or incur, grant or allow to remain outstanding any guarantees (except as required under the Finance Documents) in respect of any Financial Indebtedness.

19.13.2	Clause 19.13.1 above does not apply to:

19.13.2.1	a Permitted Loan;

19.13.2.2	a Permitted Guarantee; or

19.13.2.3

for the avoidance of doubt, any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade, including any environmental bond which a member of the Group is required to issue under any applicable law.

19.14	Sanctions

19.14.1

The Parent shall not (and shall procure that no Subsidiary will) engage in any dealings or transactions occurring in a Sanctioned Country or with any person that at the time of the dealing or transaction is the subject or the target of Sanctions or located in any Sanctioned Country.

Page 84.

19.14.2	The Parent shall not (and shall procure that no Subsidiary will):

19.14.2.1	knowingly use, contribute or otherwise make available the proceeds of any Facility for the purpose of financing or making funds available directly; or

19.14.2.2

use, contribute or otherwise make available the proceeds of any Facility for the purpose of financing or making funds available indirectly, to any person which is the subject or target of any Sanctions or located in a Sanctioned Country, to the extent such financing or provision of funds is prohibited by Sanctions.

19.15	Anti-corruption

19.15.1	No Obligor shall (and the Parent shall ensure that no Subsidiary will) directly or indirectly use the proceeds of the Facility for any purpose which would breach any Applicable Anti-Corruption Laws.

19.15.2	the Parent shall (and shall ensure that each of its Subsidiaries will) maintain and enforce, policies and procedures designed to promote and ensure compliance with all Applicable Anti-Corruption Laws.

20.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this 20 is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or the Parent or any other person) save for clauses 20.16 and 20.17.

20.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless payment is made within three Business Days of its due date.

20.2	Financial covenants

Any requirement of clause 18 is not satisfied.

Page 85.

20.3	Other obligations

Subject to clause 20.17, an Obligor does not comply with any provision of the Finance Documents (other than those referred to in clauses 20.1 and 18).

20.4	Misrepresentation

20.4.1

Subject to clause 20.17, any representation or statement made or deemed to be made by any Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material and adverse respect when made or deemed to be made.

20.4.2

No Event of Default will occur under clause 20.4.1 above in respect of the representation contained in 16.21.1 unless the unpaid Taxes (which do not fall within clauses 16.21.1.1 and 16.21.1.2) exceed US$50,000,000 (or its equivalent).

20.5	Cross-default

20.5.1	Any Financial Indebtedness of a Material Group Company is not paid when due, nor where there is an applicable grace period, within the originally applicable grace period.

20.5.2	Any Financial Indebtedness of a Material Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

20.5.3	Any commitment for any Financial Indebtedness of a Material Group Company is cancelled or suspended by a creditor of a Material Group Company as a result of an event of default (however described).

20.5.4

Any creditor of a Material Group Company becomes entitled to declare any Financial Indebtedness of a Material Group Company due and payable prior to its specified maturity as a result of an event of default (however described).

Page 86.

20.5.5

No Event of Default will occur under this 20.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness, falling within 20.5.1 to 20.5.4 above is less than US$50,000,000 (or its equivalent).

20.6	Insolvency

20.6.1

Any Material Group Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its classes of creditors with a view to rescheduling any of its Financial Indebtedness which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

20.6.2

The value of the assets of any Material Group Company, fairly valued, is less than its liabilities (taking into account contingent and prospective liabilities) which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

20.6.3	A moratorium is declared in respect of any Financial Indebtedness of any Material Group Company.

20.7	Insolvency proceedings

Any corporate action, legal proceedings or other similar procedure or step is taken in relation to:

20.7.1

the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Group Company;

20.7.2	a composition, compromise, assignment or arrangement with any creditor or class of creditors of any Material Group Company;

20.7.3

the appointment of a liquidator, receiver, administrator, administrative receiver, judicial manager, compulsory manager or other similar officer in respect of any Material Group Company or any of its assets; or

Page 87.

20.7.4	enforcement of any Encumbrance over any assets of any Material Group Company,

or any analogous procedure or step is taken in any jurisdiction and any such procedure or proceedings are not contested in good faith nor discharged within 30 days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction).

20.8	Failure to comply with final judgment

Any Material Group Company fails within five Business Days of the due date to comply with or pay any sum due from it under any material final judgment or any final order made or given by any court that is located in South Africa or is otherwise located in, or whose judgement would be recognised or enforceable in, a jurisdiction in which a member of the Group is located, incorporated or carries on business. For the purposes of this 20.8, a “material final judgment” shall be any judgment for the payment of a sum of money in excess of US$50,000,000 (or its equivalent).

20.9	Creditors’ process

Any expropriation (other than an expropriation where fair compensation is received) or the operation of the attachment, sequestration, distress or execution affects any material asset of a Material Group Company and is not discharged within 21 days. For the purposes of this 20.9 a “material asset” is any single income producing asset of the relevant Material Group Company which contributes not less than 5% towards the Consolidated EBITDA or gross assets of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to 17.1) provided that any loss of mineral rights arising as a result of the operation of the Mineral and Petroleum Resources Development Act, No. 28 of 2002 (the “MPRDA”) (including the broad-based socio-economic empowerment charter for the mining and minerals industry, as amended, revised and/or restated (the

Page 88.

“Mining Charter”), the Codes of Good Practice for the Minerals Industry and the Housing and Living Conditions Standard for the Minerals Industry published in accordance with the MPRDA) substantially in its current form as at the Signature Date and/or the operation of the Mineral and Petroleum Resources Royalty Act, No. 28 of 2008, substantially in its current form as at the Signature Date shall not constitute an expropriation for the purposes of this 20.9.

20.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or such obligations cease to be legal, valid, binding or enforceable obligations.

20.11	Repudiation and Unenforceability

An Obligor repudiates a Finance Document or any Finance Document is declared to be or is otherwise unenforceable against an Obligor by a court of the jurisdiction of incorporation of the relevant Obligor.

20.12	Governmental Intervention

By or under the authority of any government:

20.12.1	the management of any Material Group Company is wholly or partially displaced or the authority of any Material Group Company in the conduct of its business is wholly or partially taken over; or

20.12.2

all or a majority of the issued shares of any Material Group Company or material part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired. For the purposes of this clause 20.12 “material part of its revenues or assets” shall in relation to the relevant Material Group Company be construed as revenues comprising not less than 5% of the Consolidated EBITDA or gross assets of the Group calculated mutatis mutandis in accordance with the provisions of clause 20.9 or assets which contribute not less than 5% towards the Consolidated

Page 89.

EBITDA or gross assets of the Group calculated mutatis mutandis accordance with the provisions of clause 20.9, provided that neither the implementation of the MPRDA (including the Mining Charter, the Codes of Good Practice for the Minerals Industry and the Housing and Living Conditions Standard for the Minerals Industry published in accordance with the MPRDA) substantially in its current form as at the Signature Date nor the implementation of the Mineral and Petroleum Resources Royalty Act, No. 28 of 2008, in each case substantially in its current form as at the Signature Date, shall constitute a seizure, nationalisation, expropriation or compulsory acquisition as contemplated by this clause 20.12.

20.13	Material Adverse Effect

Any change occurs in the business, condition (financial or otherwise), operations, performance or properties of the Obligors or the Group taken as a whole since the date of the Original Financial Statements which could be reasonably likely to have a Material Adverse Effect.

20.14	Cessation of Business

Any Material Group Company ceases to carry on the business which it undertakes at the Signature Date.

20.15	Litigation

Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations or proceedings against any Material Group Company or its respective assets or revenues is reasonably expected to be adversely determined, and if so determined, could reasonably be expected to have a Material Adverse Effect.

Page 90.

20.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers and the Parent:

20.16.1	cancel the Total Commitments whereupon they shall immediately be cancelled;

20.16.2

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

20.16.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

20.17	Remedy

20.17.1

No Event of Default under this clause 20 (other than those referred to in clauses 20.1, 20.1, 20.3 (in respect of a failure by an Obligor to comply with clause 19.14 or clause 19.15) and 20.4 (in respect of a representation or statement made by an Obligor under clause 16.24 or clause 16.25)) will occur if the failure to comply or circumstance giving rise to the same is capable of remedy and is remedied by an Obligor within ten (10) days of the earlier of the Facility Agent giving notice to the Obligors or any Obligor becoming aware of the failure to comply. 20.17.2 For the purposes of paragraph 20.17.1 above, the events or circumstances referred to in clause 20.5, clause 20.6, clause 20.7, clause 20.8, clause 20.9, clause 20.10, clause 20.11, clause 20.13 and clause 20.14 shall be deemed to be incapable of remedy save to the extent set out therein unless the Facility Agent determines otherwise.

21.	CHANGE OF PARTY

21.1	Cession and Delegation by the Lenders

21.1.1	Subject to this clause, any Lender (the “Existing Lender”) may:

21.1.1.1	cede any of its rights; or

Page 91.

21.1.1.2	delegate any of its obligations,

under this Agreement and any corresponding rights or obligations under any other Finance Document to another bank or financial institution, any one of whom shall be a new lender (the “New Lender”).

21.2	Consent of Parent to Cession and Delegation by the Lenders

21.2.1

The consent of the Parent is required for any cession or delegation by an Existing Lender, unless the cession or delegation is to (a) a Permitted Transferee, (b) another Lender, or (c) an affiliate of a Lender.

21.2.2

The consent of the Parent to a cession or delegation must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent 5 (five) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent within that time.

21.2.3

Notwithstanding clause 21.2.1, the Parent (acting reasonably) shall at any time (other than during the 15 (fifteen) Business Day notice period referred to in clause 21.6) be entitled to deliver a written notice to the Facility Agent specifying that it wishes to remove a Permitted Transferee from the list set out in Schedule 7. Such written notice shall set out reasonable grounds for the Parent’s request to remove such Permitted Transferee from the list set out in Schedule 7. If the Facility Agent is satisfied (acting on the instructions of the Majority Lenders) that the Parent has reasonable grounds for such removal, the Facility Agent shall notify the Parent in writing accordingly and such Permitted Transferee shall thereupon cease to be a Permitted Transferee; provided that, to the extent that such Permitted Transferee is already a Lender as at the date of such removal, such removal shall not obligate any Finance Party to acquire or re-acquire such Permitted Transferee’s participation in any Loans.

Page 92.

21.3	New Lender to become Bound

In the event an Existing Lender cedes any of its rights or delegates any of its obligations as contemplated under clause 21.1, the Existing Lender shall procure that the New Lender agrees to become bound by all the terms and conditions of this Agreement and the other Finance Documents to which the Existing Lender is a party as a party thereto.

21.4	Limitation of responsibility of Existing Lenders

21.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

21.4.1.1	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

21.4.1.2	the financial condition of any Obligor;

21.4.1.3	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

21.4.1.4	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

21.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

21.4.2.1

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

Page 93.

21.4.2.2

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

21.4.3	Nothing in any Finance Document obliges an Existing Lender to:

21.4.3.1	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 21.4; or

21.4.3.2	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

21.5	Disclosure of Information

A Lender may disclose to any of its affiliates and/or any other person:

21.5.1	to (or through) whom that the Lender cedes, assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

21.5.2

with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

21.5.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about an Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to clauses 21.5.1 and 21.5.2 above, the person to whom the information is to be given has agreed to maintain such information as confidential information and has executed a Confidentiality Undertaking.

21.6	Notification

A Lender proposing to effect any cession, assignment or transfer occurring pursuant to this clause 21 shall give the Parent and each other Finance Party 15 (fifteen) Business Days’ prior written notice of any such proposed cession, assignment or transfer.

Page 94.

21.7	Additional Parties

Each of the Lenders appoints the Facility Agent to receive on its behalf each Accession Undertaking delivered to the Facility Agent and to accept and sign it if, in the Facility Agent’s opinion, it is complete and appears on its face to be authentic and duly executed by the relevant acceding party and until accepted and signed by the Facility Agent that document shall not be effective.

22.	CHANGES TO THE OBLIGORS

22.1	Assignment and transfer by Obligors

No Obligor may cede any of its rights or delegate any of its obligations under the Finance Documents without the prior written consent of the Facility Agent.

22.2	Additional Borrowers

22.2.1	The Parent may request that any of its subsidiaries become an Additional Borrower. That Subsidiary shall become an Additional Borrower (and consequently an Additional Guarantor) if:

22.2.1.1	either:

22.2.1.1.1	that Subsidiary is a wholly-owned Subsidiary incorporated in the same jurisdiction as an existing Borrower; or

22.2.1.1.2	all the Majority Lenders, acting reasonably, approve the addition of that Subsidiary;

22.2.1.2	the Parent delivers to the Facility Agent a duly completed and executed Accession Undertaking;

22.2.1.3	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

Page 95.

22.2.1.4

the Facility Agent has received all of the documents and other evidence listed in clauses 1, 3, 4 and 6 of Schedule 2 mutatis mutandis in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

22.2.2

The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in clauses 1, 3, 4 and 6 of Schedule 2 mutatis mutandis in relation to that Additional Borrower.

22.3	Resignation of an Additional Borrower

22.3.1	The Parent may request that a Borrower (other than the Original Borrowers) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

22.3.2	The Facility Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

22.3.2.1	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed to the Facility Agent that this is the case); and

22.3.2.2

the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

22.4	Additional Guarantors

22.4.1	The Parent may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if;

22.4.1.1	the Parent delivers to the Facility Agent a duly completed and executed Accession Undertaking; and

Page 96.

22.4.1.2

the Facility Agent has received all of the documents and other evidence listed in clauses 1, 3, 4 and 6 of Schedule 2 mutatis mutandis in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

22.4.2

The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in clauses 1, 3, 4 and 6 of Schedule 2 mutatis mutandis in relation to that Additional Guarantor.

22.5	Repetition of Representations

Delivery of an Accession Undertaking constitutes confirmation by the relevant Subsidiary that the representations in clause 16 are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

22.6	Resignation of an Additional Guarantor

22.6.1	The Parent may request that a Guarantor (other than an Original Guarantor) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

22.6.2

The Facility Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter and the Parent has confirmed to the Facility Agent that this is the case.

23.	PAYMENT MECHANICS

23.1	All payments to be made by the Obligors under any of the Finance Documents shall be governed by the following provisions:

23.1.1	all payments shall be made to the Facility Agent on the due date for such payment into the bank account nominated by the Facility Agent;

23.1.2	all payments shall be made for value by no later than 15h00 on the due date for such payment; and

Page 97.

23.1.3	all payments shall be made in immediately available, freely transferable, cleared funds free and clear of set-off, deduction or counterclaim.

23.2	Partial payments

23.2.1

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

23.2.1.1	first, in or towards payment pro rata of any due but unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

23.2.1.2	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

23.2.1.3	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

23.2.1.4	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

23.2.2	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in clauses 23.2.1.2 to 23.2.1.4.

23.2.3	Clauses 23.2.1 and 23.2.2 will override any appropriation made by an Obligor.

24.	CONFIDENTIAL INFORMATION

24.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by 24.2, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

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24.2	Disclosure of Confidential Information

The Lender may disclose –

24.2.1

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this 24.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

24.2.2	to any person:

24.2.2.1

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

24.2.2.2

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

24.2.2.3

appointed by the Lender or by a person to whom 24.2.2.1 or 24.2.2.2 above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

Page 99.

24.2.2.4	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in 24.2.2.1 or 24.2.2.2 above;

24.2.2.5

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

24.2.2.6	to whom or for whose benefit the Lender charges, assigns or otherwise creates any Encumbrance (or may do so);

24.2.2.7	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

24.2.2.8	who is a Party; or

24.2.2.9	with the consent of the Parent;

24.2.3	in each case, such Confidential Information as the Lender shall consider appropriate if:

24.2.3.1

in relation to 24.2.2.1 or 24.2.2.2 and 24.2.2.3 above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

24.2.3.2

in relation to 24.2.2.4 above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

Page 100.

24.2.3.3

in relation to 24.2.2, 24.2.2.6 and 24.2.2.7 above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

24.2.4

to any person appointed by the Lender or by a person to whom 24.2.2 or 24.2.2 above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this 24.2.4 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the “LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers” or such other form of confidentiality undertaking agreed between the Parent and the Lender;

24.2.5

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

24.3	Entire agreement

This 24 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

Page 101.

24.4	Inside Information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

24.5	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Parent:

24.5.1

of the circumstances of any disclosure of Confidential Information made pursuant to 24.2.2.5 of 24.2 except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

24.5.2	upon becoming aware that Confidential Information has been disclosed in breach of this 24.

24.6	Continuing obligations

The obligations in this 24 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 (twelve) Months from the earlier of the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and the Facility has been cancelled or otherwise ceases to be available.

24.7	Event of Default

No Event of Default will occur under 20.3 by reason only of an Obligor’s failure to comply with this 24.

Page 102.

25.	SET-OFF

25.1

A Finance Party may set-off any due and payable obligation owed by an Obligor under the Finance Documents to that Finance Party against any obligation owed by that Finance Party to that Obligor. Each Finance Party shall notify the relevant Obligor (giving full details) promptly after the exercise or purported exercise of any right under this clause 25;

25.2

Without derogating from any right or entitlement of the Finance Party, upon the commencement of business rescue proceedings, or the taking of any steps contemplated under the Companies Act in anticipation of business rescue proceedings, all amounts due and payable by the Obligor to the Finance Party, will at the option of the Finance Party (and without prior notice to the Obligor being required), be reduced by set-off against any other amounts (“Other Amounts”) due and payable by the Finance Party to the Obligor (whether or not arising under this Agreement). To the extent that any Other Amounts are so set-off, those Other Amounts will be discharged promptly in all respects. The Finance Party shall give notice to the Obligors of any set-off effected under this clause. Nothing in this clause will be effective to create a security interest. This clause will be without prejudice and in addition to any other right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

26.	NOTICES AND DOMICILIA

26.1	Notices

26.1.1	Each Party chooses the addresses set out opposite its name below as its addresses to which any written notice in connection with the Finance Documents may be addressed.

26.1.1.1	Original Lender:

Absa Bank Limited (acting through its Corporate and Investment Banking division)

15 Alice Lane

Sandown

Page 103.

Sandton

2196

Attention: CIB Africa PM Client

E-mail: CIBAfricaPMClient@absa.africa

26.1.1.2	Facility Agent:

Absa Bank Limited (acting through its Corporate and Investment Banking Division

15 Alice Lane

Sandown

Sandton

2196

Attention: Abcap Agency

E-mail: xraAbcapAgency@absa.africa

26.1.1.1	Arranger:

Absa Bank Limited (acting through its Corporate and Investment Banking division)

15 Alice Lane

Sandown

Sandton

2196

Attention: CIB Africa PM Client

E-mail: CIBAfricaPMClient@absa.africa

Page 104.

26.1.1.2	Obligors:

150 Helen Road

SANDTON

2196

Attention: Executive Vice President: Group General Counsel

E-mail: Taryn.Harmse@goldfields.com

26.1.2

Any notice or communication required or permitted to be given in terms of the Finance Documents shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

26.1.3

Any Party may by written notice to the other Parties change its chosen physical addresses and/or telefax number for the purposes of clause 26.1.1 to any other address(es) and/or telefax number, provided that the change shall become effective on the 14th (fourteenth) day after the receipt of the notice by the addressee.

26.1.4	Any notice given in terms of this Agreement shall:

26.1.4.1	if sent by a courier service be deemed to have been received by the addressee on the 7th (seventh) Business Day following the date of such sending;

26.1.4.2	if delivered by hand be deemed to have been received by the addressee on the date of delivery;

26.1.4.3	if transmitted by facsimile be deemed to have been received by the addressee on the 1st (first) Business Day after the date of transmission,

unless the contrary is proved.

Page 105.

26.1.5

Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

26.2	Domicilia

26.2.1

Each of the Parties chooses its physical address referred to in clause 26.1.1 as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement may be served.

26.2.2

Any Party may by written notice to the other Party change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the 14th (fourteenth) day after deemed receipt of the notice by the other Party pursuant to clause 26.1.5.

27.	GENERAL

27.1	Renunciation of Benefits

Each Obligor renounces, to the extent permitted under applicable law, the benefits of each of the legal exceptions of excussion, division, revision of accounts, no value received, errore calculi, non causa debiti, non numeratae pecuniae and cession of actions, and declares that it understands the meaning of each such legal exception and the effect of such renunciation.

27.2	Accounts and Certificates

The entries made in the accounts maintained by the Lenders in connection with the Facility and/or any certificate and/or notice issued, and signed by any manager or director (whose appointment, designation and authority as such it shall not be necessary to prove) of the Lenders or the Facility Agent, save for manifest error, be prima facie proof of the amounts from time to time owing by any Obligor under the Finance Documents.

Page 106.

27.3	Sole Agreement

The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.

27.4	No Implied Terms

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in any Finance Document.

27.5	No Variation

No addition to, variation or consensual cancellation of any Finance Document and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of any Finance Document shall be of any force or effect unless in writing and signed by or on behalf of all the parties thereto.

27.6	Extensions and Waivers

No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from any Finance Document and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights in terms of or arising from any Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of any Finance Document.

27.7	Further Assurances

The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of any Finance Document.

Page 107.

27.8	Waiver of Defences

The provisions of the Finance Documents will not be affected by an act, omission, matter or thing which, but for this clause 27.8, would reduce, release or prejudice the subordination and priorities in this Agreement including:

27.8.1	any time, waiver or consent granted to, or composition with any person;

27.8.2

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any non-presentation or non-observance of any formality or other requirement in respect of any instrument;

27.8.3	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

27.8.4	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

27.8.5	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

27.8.6	any intermediate payment or discharge of any of the Secured Obligations in whole or in part.

27.9	Independent Advice

Each of the Parties acknowledges that they have been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Finance Documents and that they have either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, each of the Parties acknowledges that all of the provisions of each Finance Document and the restrictions therein contained are fair and reasonable in all the circumstances and are part of the overall intention of the Parties in connection with the Finance Documents.

Page 108.

27.10	Counterparts

Any Finance Document may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

27.11	Waiver of Immunity

Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

27.11.1	the giving of any relief by way of interdict or order for specific performance or for the recovery of assets or revenues; and

27.11.2	the issue of any process against its assets or revenues for the enforcement of a judgement or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

27.12	Governing Law

The entire provisions of each Finance Document shall be governed by and construed in accordance with the laws of South Africa.

27.13	Jurisdiction

The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa (South Gauteng High Court, Johannesburg division) (or any successor to that division) in regard to all matters arising from the Finance Documents.

27.14	Severability

Each provision in each Finance Document is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses

Page 109.

shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the Parties acknowledge their intention to continue to be bound by each Finance Document notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

Page 110.

SIGNED at                      on this the 15 day of April 2020.

For and on behalf of

ABSA BANK LIMITED

/s/ Andrew Sprenger
Name:	Andrew Sprenger
Capacity:	Authorised

Who warrants his authority hereto

/s/ Collin Talenga
Name:	Collin Talenga
Capacity:	Authorised

Who warrants his authority hereto

SIGNED at Sandton on this the 15 day of April 2020.

For and on behalf of

GFI JOINT VENTURE HOLDINGS PROPRIETARY LIMITED

/s/ Nicholas John Holland
Name:	Nicholas John Holland
Capacity:	Director

Who warrants his authority hereto

Page 111.

SIGNED at Sandton on this the 15 day of April 2020.

For and on behalf of

GOLD FIELDS OPERATIONS LIMITED

/s/ Nicholas John Holland
Name:	NJ Holland
Capacity:	Director

Who warrants his authority hereto

SIGNED at Sandton on this the 15 day of April 2020.

For and on behalf of

GOLD FIELDS LIMITED

/s/ Paul Schmidt,
Name:	PA Schmidt
Capacity:	Director

Who warrants his authority hereto

SIGNED at Sandton on this the 15 day of April 2020.

For and on behalf of

GOLD FIELDS HOLDING COMPANY LIMITED

/s/ Nicholas John Holland
Name:	NJ Holland
Capacity:	Director

Who warrants his authority hereto

Page 112.

SIGNED at DOUGLAS on this the 15 day of APRIL 2020.

For and on behalf of

GOLD FIELDS OROGEN HOLDING (BVI) LIMITED

/S/ COLIN BIRD
Name:	COLIN BIRD
Capacity:	DIRECTOR

Who warrants his authority hereto

SIGNED at DOUGLAS on this the 15 days of APRIL 2020.

For and on behalf of

GOLD FIELDS GHANA HOLDINGS (BVI) LIMITED

/S/ COLIN BIRD
Name:	COLIN BIRD
Capacity:	DIRECTOR

Who warrants his authority hereto

Page 113.

SCHEDULE 1

ORIGINAL GUARANTORS

NO.	ORIGINAL GUARANTORS

1.	Gold Fields Limited, incorporated in South Africa

(Registration No. 1968/004880/06)

2.	Gold Fields Operations Limited, incorporated in South Africa

(Registration No. 1959/003209/06)

3.	Gold Fields Holdings Company Limited, incorporated in the British Virgin Islands

(Registration No. 651406)

4.	Gold Fields Orogen Holding (BVI) Limited, incorporated in the British Virgin Islands

(Registration No. 184982)

5.	GFI Joint Venture Holdings Proprietary Limited, incorporated in South Africa

(Registration No. 1998/023354/07)

6.	Gold Fields Ghana Holdings (BVI) Limited, incorporated in the British Virgin Islands

(Registration No. 651405)

Page 114.

SCHEDULE 2

FINANCIAL CLOSE DOCUMENTS

1.	The Obligors

1.1	A copy of the Constitutional Documents of each Obligor.

1.2	A copy of a resolution of the board of directors of each Obligor:

1.2.1

approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving to execute those Finance Documents, including as applicable, such resolutions approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantors are a party, as may be required pursuant to sections 45 and 46 of the Companies Act;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3

A copy of a special resolution duly passed by the holders of the issued shares of each Original Guarantor incorporated in South Africa authorising it, for all purposes required under section 45 of the Companies Act, to provide the “financial assistance” that may arise as a result of its entry into the Finance Documents to which it is a party.

1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraphs 1.2 above.

1.5	In respect of each BVI domiciled Obligor:

1.5.1	a certificate of Good Standing issued by the Registrar of Corporate Affairs; and

Page 115.

1.5.2	a certificate of the registered agent of each company.

2.	Finance Documents

A duly executed original of this Agreement and all the Fee Letters.

3.	Financial Intelligence Centre Act, 2001

All information and documentation required by the Original Lender in relation to each Obligor to enable it to comply with its obligations under, and the requirements of, the Financial Intelligence Centre Act, 2001 and its own “know your customer” procedures.

4.	Legal Opinions

A legal opinion of the Parent’s legal counsel in a form reasonably satisfactory to the Original Lender dealing with the capacity and authority of the Obligors, which opinion will include, but will not be limited to, confirmation that the limit on each

Obligor’s respective powers will not be exceeded as a result of the borrowings or giving of guarantees or indemnities contemplated by the Finance Documents and (ii) that the choice of governing law of the Finance Documents by the BVI domiciled Obligors is valid and any judgment of a South African court will be enforceable against the BVI Domiciled Obligors without retrial.

5.	Original Financial Statements

The Original Financial Statements.

6.	Authorisations and Consents

A copy of any authorisation or consent (to include any relevant corporate, regulatory and shareholder consent) which the Agent, acting reasonably, considers to be necessary in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of any Finance Document.

Page 116.

SCHEDULE 3

FORM OF UTILISATION REQUEST

To:	Absa Bank Limited (as Facility Agent)

Date:

Attention:

Dear Sirs

Facility Agreement between Absa Bank Limited, Gold Fields Limited and others dated [insert] (the “Facility Agreement”)

1.	We refer to the Facility Agreement.

2.	This is an Utilisation Request.

3.	The terms defined in the Facility Agreement shall have the same meanings where used in this Utilisation Request.

4.	This Utilisation Request is irrevocable.

5.

We hereby give you notice that, pursuant to the Facility Agreement and on [insert date], we wish to borrow a Loan in an amount of R[insert] ([insert] Rand) upon the terms and subject to the conditions contained therein.

6.	We elect an Interest Period of [insert] Months.

7.	We confirm that as of the date hereof:

7.1	the Repeating Representations set out in the Facility Agreement are true and correct in all material respects; and

7.2	no Default has occurred and/or is continuing.

8.	The proceeds of the Loan must be credited to the following bank account:

8.1	Bank: [insert];

Page 117.

8.2	Branch:	[insert];

8.3	Account Name:	[insert];

8.4	Account Number:	[insert];

8.5	Branch Code:	[insert].

Yours faithfully

[BORROWER]

Page 118.

SCHEDULE 4

FORM OF ACCESSION UNDERTAKING

To:	Absa Bank Limited (as Facility Agent)

From:	Gold Fields Limited; and

[Insert full name of new Borrower/Guarantor] (the “Acceding Party”)

Date:

Dear Sirs

Facility Agreement between Absa Bank Limited, Gold Fields Limited and others dated [insert] (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is an Accession Undertaking. Terms defined in the Agreement have the same meaning in this Accession Undertaking unless given a different meaning in this Accession Undertaking.

2.

The Acceding Party agrees to become an Additional [Borrower/Guarantor] and to be bound by the terms of the Facility Agreement as an Additional [Borrower/Guarantor] pursuant to clause 22 (Change to the Obligors) of the Facility Agreement. The Acceding Party is a company duly incorporated under the laws of [insert name of relevant jurisdiction].

3.	The Acceding Party’s administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Undertaking shall be governed by and construed in accordance with the laws of South Africa.

Page 119.

For and on behalf of

GOLD FIELDS LIMITED

Name:

Capacity:

Who warrants his authority hereto

For and on behalf of

[insert actual name of Acceding Party]

Name:

Capacity:

Who warrants his authority hereto

Page 120.

SCHEDULE 5

FORM OF RESIGNATION LETTER

To:	Absa Bank Limited (as Facility Agent)

From:	Gold Fields Limited (the “Parent”); and

[insert full name of resigning Obligor]

Date:

Dear Sirs

Facility Agreement between Absa Bank Limited, Gold Fields Limited and others dated [insert] (the “Facility Agreement”)

1

We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Accession Letter.

2.

Pursuant to [clause 22.3 (Resignation of an Additional Borrower)]/[clause 22.6 (Resignation of an Additional Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facility Agreement.

3	We confirm that no default is continuing or would result from the acceptance of this request:

4.	This Resignation Letter shall be governed by and construed in accordance with the laws of South Africa.

For and on behalf of

GOLD FIELDS LIMITED

Page 121.

Name:

Capacity:

Who warrants his authority hereto

Page 122.

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	Absa Bank Limited (as Facility Agent)

[Date]

Dear Sirs

Facility Agreement between Absa Bank Limited, Gold Fields Limited and others dated [insert] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate, and terms used in this Compliance Certificate have the same meaning as in the Facility Agreement.

2.	We confirm that as at [INSERT]:

2.1	Consolidated EBITDA to Consolidated Net Finance Charges

the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of the Measurement Period ending on [INSERT] was: [ ] : 1; and

2.2	Consolidated Net Borrowings to Consolidated EBITDA

the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of the Measurement Period ending on [INSERT] was: [ ] : 1,

and attach calculations showing how these figures were calculated.

3	We confirm that no Default is continuing.*

For and on behalf of

Gold Fields Limited

* If this statement cannot be made, the Certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Page 123.

Name:

Capacity:

Who warrants his authority hereto

Attachment: Auditor’s letter of confirmation of compliance with financial ratios.

Page 124.

SCHEDULE 7

PERMITTED TRANSFEREES

PART 1: Local Banks

1.	ABSA Bank Limited

2.	FirstRand Limited

3.	The Standard Bank of South Africa Limited

4.	Nedbank Limited

5.	Investec Bank Limited

PART 2: Financial institutions

6.	Absa Asset Managers

7.	Allan Gray Proprietary Limited

8.	Aluwani

9.	Ashburton Investments (Proprietary) Limited

10.	Coronation Fund Managers Limited

11.	Futuregrowth Asset Management (Pty) Ltd

12.	Investec Asset Management (Proprietary) Limited

13.	Liberty Group Limited

14.	MMI Holdings Limited

15.	Old Mutual Life Assurance Company (South Africa) Limited

16.	Old Mutual Specialised Finance (Proprietary) Limited

17.	Prescient Investment Management Limited

Page 125.

18.	Prudential Portfolio Managers South Africa (Proprietary) Limited

19.	Public Investment Corporation Limited

20.	Sanlam Capital Markets Limited

21.	Sanlam Emerging Markets Limited

22.	Sanlam Life Insurance Limited

23.	Stanlib Limited

24.	Taquanta Asset Management

PART 3: Affiliates

Any bona fide and established affiliates, subsidiaries or holding companies of or funds managed by any of the banks or financial institutions listed in this Schedule 7 which are regulated and regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and that are not hedge funds.

Page 126.